Exhibit 10.2

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

LICENSE AND DEVELOPMENT AGREEMENT
by and between
SELECTA BIOSCIENCES, INC.
and
SWEDISH ORPHAN BIOVITRUM AB (PUBL)
June 11, 2020

SEL-212

i

LICENSE AND DEVELOPMENT AGREEMENT
THIS LICENSE AND DEVELOPMENT AGREEMENT (“Agreement”) dated as of June 11, 2020 (the “Execution Date”) is by and between SELECTA BIOSCIENCES, INC., a Delaware corporation having its principal place of business at 65 Grove Street, Watertown, MA 02472 (“Licensor”) and SWEDISH ORPHAN BIOVITRUM AB (publ), a Swedish public company having its principal place of business at SE-112 76 Stockholm, Sweden (“Licensee”). Licensor and Licensee are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Licensee is a biopharmaceutical company focused on developing and commercializing therapies for rare diseases;
WHEREAS, Licensor is the owner of all right, title and interest in, or otherwise has the right to license, the Licensed Technology (as hereinafter defined); and
WHEREAS, Licensor desires to grant, and Licensee desires to accept, a License (as hereinafter defined) under such Licensed Technology to Develop, Manufacture and Commercialize the Products in the Field in the Territory (each as hereinafter defined) on the terms and conditions set forth herein.
AGREEMENT
NOW, THEREFORE, for and in consideration of the above-described recitals, the mutual promises and covenants of the parties hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties hereto, intending to be legally bound, enter into the agreements contained herein.
1.    DEFINITIONS
1.1    Defined Terms. For purposes of this Agreement, the following terms shall have the meanings set forth below:
“3SBio” shall mean Shenyang Sunshine Pharmaceutical Co., Ltd.
“3SBio Agreements” shall mean the 3SBio License Agreement and the 3SBio Supply Agreement.
“3SBio Breach Notice” shall have the meaning set forth in Section 2.2.13.
“3SBio License Agreement” shall mean the Amended and Restated License Agreement between Licensor and 3SBio dated 31 May 2017.
“3SBio Supply Agreement” shall mean the Commercial Supply Agreement between Licensor and 3SBio dated 1 August 2019.
“AAA” shall have the meaning set forth in Section 17.2.7(a).
“Accounting Standards” shall mean, with respect to Licensor, GAAP, with respect to Licensee, IFRS (International Financial Reporting Standards), and, with respect to Sublicensees, IFRS or GAAP, as applicable, in each case as generally and consistently applied throughout the Party’s or Sublicensee’s organization. Each Party will promptly notify the other Party if such Party changes the Accounting Standards pursuant to which its records relating to this Agreement are maintained; provided, however, that each Party may only use internationally recognized accounting principles (e.g., IFRS or US GAAP).

“Acquisition Entity” shall mean, collectively, (a) with respect to the acquisition of a Party by a Third Party, a Third Party referenced in the definition of Change of Control and such Third Party’s Affiliates, other than the applicable Party in the definition of Change of Control and such Party’s Affiliates (determined as of immediately prior to the closing of such Change of Control), and (b) with respect to the acquisition by a Party of a Third Party (whether by a merger, consolidation, recapitalization, reorganization, sale or other transfer of voting securities, or sale or other transfer of substantially all of such Third Party’s and its controlled Affiliates’ assets), such Third Party and its Affiliates, other than the applicable acquiring Party, and such Party’s Affiliates (determined as of immediately prior to the closing of such acquisition transaction).
“Acting Party” shall have the meaning set forth in Section 7.3.2
“Additional Compound Development Activities” shall have the meaning set forth in Section 4.3.2.
“Additional ImmTOR Development Activities” shall have the meaning set forth in Section 4.3.2.
“Adverse Event” shall mean any untoward medical occurrence in a patient or clinical investigation subject temporally associated with the use of the Compound, ImmTOR or a Product whether or not considered related to the Compound, ImmTOR and / or Product.
“Affiliate” shall mean, with respect to either Party, any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Party. For the purposes of this definition, the term “control”, as applied to any person or entity (including, with correlative meaning, the terms “controlled by” and “under the common control”), means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Party, whether by the ownership of more than fifty percent (50%) of the voting stock of such Party, by contract or otherwise.
“Agreement” shall have the meaning set forth in the introduction to this document.
“Annual Net Sales” [***]
“Bankruptcy Code” shall have the meaning set forth in Section 9.10.1.
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“Biosimilar Product” shall mean, with respect to a Product in a country, a biologic product that (a) is marketed for sale in such country by a Third Party (including an Acquisition Entity of Licensor) (not licensed, supplied, or otherwise permitted by Licensee, its Affiliates or its Sublicensees); (b) contains (i) the active pharmaceutical ingredient or biologic of the Compound or a substantial equivalent to the active pharmaceutical ingredient or biologic of the Compound as an active pharmaceutical ingredient or biologic in such country, together with (ii) the active pharmaceutical ingredient or biologic of ImmTOR or a substantial equivalent to the active pharmaceutical ingredient or biologic of ImmTOR and (c) for which its Regulatory Approval in such country references or relies on safety and efficacy clinical data submitted by Licensor or any of its Affiliates or (sub)licensees to obtain Regulatory Approval for such Product in such country.
“BLA” shall mean a Biologic License Application for a Product requesting permission to place a biological product on the market in accordance with 21 C.F.R. Part 601, and all supplements or amendments thereto, filed pursuant to the requirements of the FDA, or an equivalent application in the event that the FDA determines that a New Drug Application (NDA) rather than a BLA is the appropriate mechanism for requesting such approval.
“Business Day” shall mean a day other than a Saturday, Sunday or a bank or other public holiday in Massachusetts or New York in the United States or in Stockholm in Sweden.
“Cell Bank” shall mean a cell bank of a characterized bank of cells expressing the Compound.
“cGMP” shall mean the requirements of applicable Laws governing the Manufacture of biological and pharmaceutical products, including as provided for (and amended from time to time) in 21 C.F.R. Parts 210 and 211 et seq., European Commission Directive 2003/94/EC and guidelines issued from time to time by the ICH, as amended and supplemented from time to time, or equivalent Laws in other jurisdictions.
“Change of Control” shall mean, with respect to a Party, (a) a merger, consolidation, recapitalization, or reorganization of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger, consolidation, recapitalization, reorganization, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party, (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets or (d) entry into such other arrangement or agreement whereby the current shareholders of such Party no longer have the actual power, either directly or indirectly, to appoint a majority of the board of directors. Notwithstanding the foregoing, any transaction or series of transactions effected for the purpose of financing the operations of the applicable Party (such as an initial public offering or other offering of equity securities to non-strategic investors) will not be deemed a “Change of Control” for purposes of this Agreement.
“Chronic Refractory Gout” shall mean the treatment of chronic gout in adult patients refractory to conventional therapy.
“Claim” shall mean any charge, allegation, civil, criminal or administrative claim, demand, complaint, cause of action, suit, or Proceeding.
“CMC Activities” shall mean chemistry manufacturing controls and related activities in support of Regulatory Filings and Regulatory Approvals for the Product.
“Combination Product” shall mean, on a Product-by-Product basis, (a) any biological or pharmaceutical product that contains or comprises (i) such Product and (ii) at least one other active pharmaceutical or biologic ingredient, either co-formulated or packaged together or otherwise sold as a single unit for a single price, (b) a Product that is sold for a single price together with any (i) delivery device or component therefor, (ii) diagnostic product, process, service, or therapy, or (iii) product, process, service, or therapy other than such Product, or (c) a Product that is defined as a “combination product” by the FDA pursuant to 21 C.F.R. § 3.2(e) or its foreign equivalent.
“Commercialization” shall mean any and all activities directed to the launch of, offering for sale of or sale of a Product, including activities related to marketing, promoting, detailing, distributing, importing, exporting, offering to sell or selling such Product, interacting with Regulatory Authorities regarding any of the foregoing and seeking pricing or reimbursement approvals (as applicable). When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

“Commercially Reasonable Efforts” shall mean (a) with respect to efforts to be expended by a Party to achieve an agreed objective, except as provided for in clause (b), such reasonable, diligent and good faith efforts as [***].
“Competitive Infringement” shall have the meaning set forth in Section 9.4.1.
“Compound” shall mean (a) the compound SEL-037, known as Pegadricase (formerly known as Pegsiticase), as further defined in Annex B, a recombinant uricase derived from Candida Utilis and pegylated with 20kDA mPEG, and (b) any back-up compounds or any other forms thereof, including uricase, monomeric uricase, aggregated uricase, mixtures of monomeric and aggregated uricase, uricase of alternative natural or modified amino acid sequence, uricase with incorporation of non-natural amino acid(s) or amino acid derivatives or analogs; (c) any compounds from any of those identified in clauses (a) or (b) conjugated with any linker or linked to any other molecular entity, including those compounds linked to the same or other PEG molecules; (d) any salts, prodrugs, esters, amides, active metabolites, solvates, intermediates, fragments, derivatives (including pegylated versions and any linkers thereof), analogs and polymorphs of any compounds covered by the foregoing clauses (a), (b), (c) or this clause (d), and (e) any improvements to any of the foregoing covered by the foregoing clauses (a), (b), (c), (d) or this clause (e).
“Compound Know-How” shall mean (a) all Know-How licensed to Licensor pursuant to any of the 3SBio Agreements; and (b) all Know-How solely related to the Compound and reasonably necessary or reasonably useful for the Exploitation of the Product in the Field in the Territory, in the case of (b) to the extent such Know-How is Controlled by Licensor or its Affiliates as of immediately prior to the Effective Date or during the Term and is not otherwise covered by (a).
“Compound Patents” shall mean (a) all Patents licensed to Licensor pursuant to any of the 3SBio Agreements; and (b) all Patents solely related to the Compound and reasonably necessary or reasonably useful for the Exploitation of the Product in the Field in the Territory, in the case of (b) to the extent such Patents are Controlled by Licensor or its Affiliates as of immediately prior to the Effective Date or during the Term and are not otherwise covered by (a). Compound Patents existing as of the Execution Date are set forth in Annex A-1.
“Confidential Information” of a Party shall mean all Know-How, unpublished patent applications, and other information and data of a financial, commercial, business, operational, scientific or technical nature of such Party that is: (a) disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing, or in electronic form or (b) learned by the other Party pursuant to this Agreement. The terms and conditions of this Agreement are the Confidential Information of both Parties. Notwithstanding anything to the contrary in this Agreement, as between the Parties, all Development and Commercialisation plans are the Confidential Information of the Licensee.
“Confidentiality Period” shall have the meaning set forth in Section 10.1.1.
“Control” or “Controlled” shall mean, with respect to any Know-How, Patents, Trademarks or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license, or otherwise) to grant a license, sublicense, access, or other right (as applicable) under such Know-How, Patents, Trademarks or other intellectual property rights to the other Party on the terms and conditions set forth herein, in each case (a) without breaching the terms of any agreement of such Party with any Third Party (including a Third Party which becomes any Acquisition Entity of Licensor) existing at the time such Party would be required hereunder to grant the other Party such license, sublicense, access, or other use right and (b) without being obligated to pay to any Third Party (including a Third Party which becomes any Acquisition Entity of Licensor) any royalties or other consideration therefor except for (i) any intellectual property right (including any Patents or Know-How) in-licensed by Licensor under an Existing Upstream Agreement; and (ii) any intellectual property right (including any Patents or Know-How) in-licensed by Licensor under a New Upstream Agreement under which Licensee elects to take a sublicense and, where Licensee is obliged to reimburse associated In-Licensor Payments, Licensee agrees to reimburse the associated In-Licensor Payments pursuant to Section 2.7.3 which, in each case of (i) and (ii) shall be considered under the Control of Licensor. Notwithstanding anything in this Agreement to the contrary, a Party will be deemed not to Control any intellectual property right (including any Patents or Know-How) that are owned or in-licensed by an Acquisition Entity, except (A) with respect to any intellectual property right (including any Patents or Know-How) arising out of or in connection with the conduct of activities under this Agreement after such Change of Control or acquisition (as applicable), (B) to the extent that any intellectual property right (including any Patents or Know-How) are included in or used in furtherance of the conduct of activities under this Agreement by the relevant Party, its Affiliates or such Acquisition Entity after such Change of Control or acquisition (as applicable), (C) for intellectual property rights (including any Patents or Know-How) constituting improvements (or improvements to such improvements) to the Licensed Technology in existence prior to such Change of Control or acquisition (as applicable) in each case, conceived by any employees or consultants of or otherwise by or on behalf of such Acquisition Entity; or (D) for intellectual property rights (including any Patents or Know-How) which comprise, include or were conceived, discovered, developed, reduced to practice or otherwise made using the Confidential Information of the other Party.
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“Data Protection Laws” shall mean all applicable data protection, data security, data breach notification or privacy laws, rules, regulations, declarations, decrees, directive, legislative enactments, court orders, standards and other similar instruments, whether international, federal, state, or local, including but not limited to EU Data Protection Law, United States Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (“HIPAA”), the California Consumer Privacy Act of 2018 (“CCPA”) and any supranational or national legislation relating to privacy and data protection, direct marketing or the interception or communication of electronic messages, in each case as amended, consolidated, re-enacted or replaced from time to time, and any relevant law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument which implements, replaces, adds to, amends, extends, reconstitutes or consolidates such laws from time to time, in each case as amended, consolidated, re-enacted or replaced from time to time.
“Data Subject” shall mean a natural person who is an identified or identifiable natural person to whom the Personal Data relates. An identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.
“Development” shall mean all drug development activities, including those related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, assay development, cell line development, formulation development, drug substance and drug product process development, product and process characterization, qualification and validation of processes and test methods, quality assurance/quality control, clinical studies, statistical analysis and report writing, the preparation, submission and prosecution of BLAs and MAAs, regulatory affairs with respect to the foregoing, and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval, including any post-marketing development commitments. When used as a verb, “Develop” means to engage in Development.
“Development Budget” shall mean a budget agreed mutually by the Parties covering the Development of the Products in accordance with the Development Plan, which budget is split into (a) an annual development budget covering activities for a given calendar year and (b) a long term development budget covering successive [***] year periods, including a payment schedule for payments by Licensee to Licensor to reimburse Licensor for the conduct of the Existing Pivotal Trials and, as applicable, the Additional Compound Development Activities and the Additional ImmTOR Development Activities.
“Development Cost” shall mean, with respect to a Product, those costs and expenses incurred directly in connection with the performance of any Development activities for such Product in accordance with the applicable Development Plan and Development Budget, including [***].
“Development Milestone Event” shall have the meaning set forth in Section 6.2.1.
“Development Milestone Payment” shall have the meaning set forth in Section 6.2.1.
“Development Plan” shall mean a plan mutually agreed by the Parties covering the global Development of the Products, including the Additional Compound Development Activities and the Additional ImmTOR Development Activities, if any, and the Existing Pivotal Trials, and the strategy for, preparation and submission of Regulatory Filings and interactions with Regulatory Authorities for the Products, [***]. The Development Plan will specify which Party is to conduct a given activity. [***].
“Dispute” shall have the meaning set forth in Section 17.2.1.
“DOJ” shall have the meaning set forth in Section 18.1.
“Drug Pricing Transparency Laws” shall have the meaning set forth in Section 11.1.
“EEA” shall mean the European Economic Area.
“Effective Date” shall mean (a) in the event that the Parties determine pursuant to Section 18 that HSR filings are required, the HSR Clearance Date, (b) in the event that the Parties determine prior to the Execution Date that no HSR filings are required, the Execution Date, or (c) in the event that the Parties determine after the Execution Date that no HSR filings are required, the date that is [***] days from the date the Parties make such mutual.
“EMA” shall mean the European Medicines Agency and any successor Governmental Authority having substantially the same function.
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“Encumbrance” shall mean any lien, pledge, security interest, right of first refusal, option, title defect, Claim, license, restriction, or other interest or encumbrance of any kind or nature whatsoever, whether or not perfected, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership.
“EU Data Protection Law” shall mean the GDPR and any relevant law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument which implements, replaces, adds to, amends, extends, reconstitutes or consolidates such laws from time to time, in each case as amended, consolidated, re-enacted or replaced from time to time, including for clarity, the UK Data Protection Act 2018.
“Exclusive” shall mean in relation to a Party (subject to any retained rights set forth in this Agreement of the other Party), exclusive even as to the other Party and its Affiliates.
“Execution Date” shall have the meaning set forth in the introduction to this document.

“Executive Officer” shall mean for Licensor, its Chief Executive Officer, and for Licensee, its Chief Executive Officer or a direct report of its Chief Executive Officer, or, in each case, another senior executive officer who is a direct report to such Party’s Chief Executive Officer (but for each Party, other than an existing member of the JSC) with appropriate responsibilities, seniority, and decision making authority; provided that any of the foregoing individuals may designate the Chief Financial Officer as his/her designee for financial related matters. In the event that the position of any of the Executive Officers identified in this definition no longer exists due to a Change of Control, corporate reorganization, corporate restructuring, or the like that results in the elimination of the identified position, then the applicable Party will replace the applicable Executive Officer with another executive officer with responsibilities and seniority comparable to the eliminated Executive Officer prior to such Change of Control.
“Existing 212 Patents” shall mean that subset of the Licensed Patents that relate solely to SEL-212. Existing 212 Patents existing as of the Execution Date are set forth in Annex A-2.
“Existing Pivotal Trials” shall mean Licensor’s current planned [***] Pivotal Clinical Trial [***] as included in the agreed Development Plan and Development Budget.
“Existing Upstream Agreements” shall mean [***] and any other license agreement pursuant to which Licensor Controls any Licensed Technology existing as of the Effective Date, including [***].
“Expedited Arbitration” shall have the meaning set forth in Section 17.2.7.
“Expedited Dispute” shall have the meaning set forth in Section 17.2.7.
“Exploit”, “Exploiting” or “Exploitation” shall mean to make, have made, import, use, sell or offer for sale, including to Develop, Commercialize, Manufacture, and have Manufactured.
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“FDA” shall mean the U.S. Food and Drug Administration of the U.S. Department of Health and Human Services and any successor Governmental Authority having substantially the same function.
“FFDCA” shall mean the United States Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).
“Field” shall mean all diagnostic, prophylactic and therapeutic uses.
“Financial Transparency Laws” shall have the meaning set forth in Section 11.1.
“First Commercial Sale” shall mean, with respect to a Product, the date of the first commercial sale in a country by Licensee or any of its Affiliates or Sublicensees to a Third Party for end use or consumption of such Product approved by a Regulatory Authority in such country and, with respect to the European Union, separate pricing and reimbursement approval. For clarity, First Commercial Sale does not include the supply or transfer of Product to an Affiliate or Sublicensee or for clinical trials or compassionate use.
“Force Majeure Event” shall mean any acts or events beyond a Party’s reasonable control, including strikes or other labor disturbances, lockouts, insurrections, riots, quarantines, epidemics, pandemics and other communicable disease outbreaks, government actions, acts of God, embargoes, wars, acts of war (whether war be declared or not), acts of terrorism, fires, earthquakes, floods or storms.
“FTC” shall have the meaning set forth in Section 18.1.

“FTE” shall mean one (1) person (or the equivalent of one (1) person) employed by Licensor or any of its Affiliates on a full time basis, which for the purposes hereof shall be one thousand eight hundred and eighty (1,880) hours per year, and assigned to perform work in connection with this Agreement.
“FTE Cost” shall mean the FTE Rate multiplied by the applicable number of FTEs who perform a specified activity pursuant to this Agreement.
“FTE Rate” shall mean the actual, documented fully burdened direct cost of the relevant FTE working full time for one (1) year in performing the relevant activity (comprising of such FTE’s salary, benefits, all Taxes related to such FTE, but excluding overtime payments to such employee unless otherwise agreed in writing in advance between the Parties) provided that, the FTE Rate for any FTE who devotes less than [***] hours per year in performing the relevant activity shall be determined on a pro rata basis based upon the actual number of hours spent divided by [***].
“Full Enrolment” shall mean, with respect to either Existing Pivotal Trials, the close of enrolment following completion of accrual of patients into such clinical study such that the inclusion of the protocol-defined number of patients into such clinical study has been successfully achieved.
“GAAP” shall mean generally accepted accounting principles as practiced in the United States, as consistently applied.
“GCP” shall mean the current standards for clinical studies for pharmaceuticals, as set forth in the ICH guidelines and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the FDA, EMA and other Regulatory Authorities in countries in which a Product is intended to be sold.
“GDPR” shall mean Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data.
“GLP” shall mean all applicable good laboratory practice standards, including, as applicable, (i) as set forth in the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and (ii) the equivalent applicable Law in any relevant country, each as may be amended and applicable from time to time.
“Governmental Authority” shall mean any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities, agencies, commissions or bodies.
“Greater China” shall mean mainland China, Hong Kong, Macau and Taiwan.
“HSR Act” shall have the meaning set forth in Section 18.1.
“HSR Clearance Date” means the earlier of: (a) the date on which the FTC or DOJ shall notify the Parties of early termination of the waiting period under the HSR Act, or (b) the date on which the applicable waiting period under the HSR Act expires.
“ICH” shall mean the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use and any successor council having substantially the same function.
“ImmTOR” shall mean: (a) the Licensor’s proprietary tolerogenic ImmTOR platform, also known as SEL-110, as further defined in Annex B, which acts to modulate the immune response to “compound” in humans by potentially inducing immune tolerance by encapsulating an immunomodulator rapamycin, and [***].

“ImmTOR Manufacturing Process” means the process for manufacturing ImmTOR described in IND 124184 for ImmTOR.
“ImmTOR Trademarks” shall mean the Trademark ImmTOR™ and any other related Trademark or service mark containing the word “ImmTOR” and any other Trademark that Licensor or its Affiliates use on or with ImmTOR, for each of the foregoing that are Controlled by Licensor or its Affiliates.
“In-Licensor Payments” shall have the meaning set forth in Section 2.7.1.
“IND” shall mean any investigational new drug application, clinical trial application, clinical trial exemption, or similar or equivalent application filed with the applicable Regulatory Authority of a country of the Territory for approval to conduct clinical testing of a biological or pharmaceutical product in humans in such country.
“Indemnifying Party” shall have the meaning set forth in Section 14.3.2.
“Indemnitee” shall have the meaning set forth in Section 14.3.2.
“Indication” shall mean a separate and distinct disease, disorder, or medical condition for which a Product can be used to diagnose, treat, or prevent, which use is the subject of a separate BLA or MAA approval for a distinct labeling supported by data from at least one Pivotal Clinical Trial not previously submitted to the applicable Regulatory Authority. For clarity, subpopulations or patients with a primary disease, disorder or condition, however stratified, shall not be deemed to be separate
“Indications” for the purposes of this Agreement, including stratification by stages or progression (including precursor condition), particular combinations of symptoms associated with the primary disease, disorder or condition, prior treatment courses, response to prior treatment, different lines of treatment, family history, clinical history, phenotype, age (e.g. adult and pediatric) or other stratification.
“Insolvency Proceeding” shall mean any proceeding commenced by or against any Person under any provision of Title 11 of the United States Code (as in effect from time to time) or under any other state or federal bankruptcy or insolvency law, or proceedings seeking reorganization, arrangement, or other similar relief.
“JSC” shall have the meaning set forth in Section 3.1.1.
“Know-How” shall mean all commercial, technical, scientific, and other know-how and information, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, composition of matter, analytical reference standards, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing and quality control data and know how, including regulatory data, study designs, and protocols), and cells, cell lines, assays, animal models, and other physical, biological, or chemical materials, in all cases, whether or not confidential, proprietary, patentable, in written, electronic or any other form now known or hereafter developed, but excluding all Patents.
“Law” shall mean any federal, state, local or supranational law, statute or ordinance, or any rule, regulation, or published guidelines promulgated by any Governmental Authority or any similar provision having the force or effect of law, together with the requirements of any Governmental Authority.
“License” shall mean the licenses set forth in Section 2.1 of this Agreement.

“Licensed Know-How” shall mean (a) all Compound Know-How and (b) all Know-How Controlled by Licensor or its Affiliates (i) in existence as of immediately prior to the Effective Date or (ii) arising during the Term, [***].
“Licensed Patents” shall mean (a) all Compound Patents and (b) all Patents Controlled by Licensor or its Affiliates (i) in existence as of immediately prior to the Effective Date or (ii) arising during the Term, [***]. Licensed Patents existing as of the Execution Date are set forth in Annex A.
“Licensed Technology” shall mean (a) the Licensed Patents, and (b) the Licensed Know-How.
“Licensee” shall have the meaning set forth in the introduction to this document.
“Licensee CMO Agreement” shall have the meaning set forth in Section 13.4.1.
“Licensee Indemnitee” shall have the meaning set forth in Section 14.1.
“Licensor” shall have the meaning set forth in the introduction to this document.
“Licensor Acquisition” shall have the meaning set forth in Section 2.10.3.
“Licensor Acquisition Program” shall have the meaning set forth in Section 2.10.3.
“Licensor COC Program” shall have the meaning set forth in Section 2.10.2.
“Licensor Development Activities” shall mean the Existing Pivotal Trials and, if any, the Additional Compound Development Activities and the Additional ImmTOR Development Activities.
“Licensor Development Breach” shall have the meaning set forth in Section 4.3.1.
“Licensor Indemnitee” shall have the meaning set forth in Section 14.2.
“Licensor Permitted Activities” shall mean (a) the Exploitation of products other than the Products in the Field in the Territory; (b) the Exploitation of the Product outside the Field outside the Territory; and (c) the exercise of the Licensor Retained Rights.
“Licensor Retained Rights” shall have the meaning set forth in Section 2.5.
“Litigation Costs” shall have the meaning set forth in Section 14.1.
“Loss of Market Exclusivity” shall mean an event where or circumstances where, with respect to any Product in any country: (a) one or more Biosimilar Product(s) are being marketed in such country; [***].
“Losses” shall have the meaning set forth in Section 14.1.
“MAA” shall mean a Marketing Authorization Application or other application or submission submitted to the EMA, pursuant to the centralized approval procedure or, if such centralized approval procedure is not used, to the applicable Regulatory Authority of a country in the EU with respect to the mutual recognition, de-centralised or any other national approval, for approval to commercially sell a Product in that country or in that group of countries or equivalent foreign applications to a Regulatory Authority for approval to commercially sell a Product in any country or jurisdiction in the Territory other than an NDA or BLA.

“Manufacture” and “Manufacturing” shall mean all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of Product, including process qualification and validation, scale-up, clinical and commercial manufacture, stability testing, quality assurance and quality control.
“Materials” shall have the meaning set forth in Section 2.8.4.
“Minimum Floor” shall have the meaning set forth in Section 6.5.4.
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“New Upstream Agreement” shall have the meaning set forth in Section 2.7.3.
“Non-Acting Party” shall have the meaning set forth in Section 7.3.2.
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“Order” means any order, judgment, injunction, award, decree, ruling, stipulation, determination, or writ of any Governmental Authority.
“Opted-In New Upstream Agreement” shall have the meaning set forth in Section 2.7.3.
“Other Joint New IP” shall have the meaning set forth in Section 9.2.2.
“Other Joint New IP Patents” shall mean any and all Patents claiming Other Joint New IP.
[***].
[***].
[***].
[***].
[***].
“Out of Pocket Costs” shall mean, with respect to certain activities for a Product hereunder, specifically identifiable direct expenses paid or payable by either Party or its Affiliates to Third Parties incurred to conduct such activities, including payments to contract personnel (including contractors, consultants, and subcontractors).
“Patent(s)” shall mean all patents and patent applications (including all provisional applications, priority applications, substitutions, divisionals, continuations, continuations in part), any patent issued with respect to any such patent applications, any reissue, reexamination, utility models or designs, renewal, or extension (including any patent term adjustment, patent term extension, supplemental protection certificate, or the equivalent thereof) of any such patent, any confirmation patent or registration patent or patent of addition based on any such patent, and any inventor’s certificates, and all equivalents and counterparts thereof in any country.
“Patent Challenge” shall have the meaning set forth in Section 16.4.
“Permitted Encumbrance” shall mean any (a) statutory Encumbrances for Taxes that are not yet due and payable or which are being contested in good faith through proper proceedings, in each case, with sufficient reserves maintained in accordance with GAAP; (b) statutory Encumbrances arising out of operation of Law with respect to a liability incurred in the ordinary course of business with respect to any amounts not yet due and payable; (c) Encumbrances, other than liens securing indebtedness for borrowed money, that, individually and in the aggregate, (i) do not and would not reasonably be expected to detract from the value or impair the Exploitation of the Product and (ii) do not conflict with any rights granted to Licensee and its Affiliates and Sublicensees hereunder; (d) mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, landlords’ or other like Encumbrances and security obligations incurred in the ordinary course of business with respect to any amounts not yet due and payable; and (d) Encumbrances created or required by this Agreement in favor of Licensee and its Affiliates and Sublicensees.
“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint venture, trust or any other entity or organization, including any Governmental Authority.
“Personal Data” shall mean any information regulated by any applicable Data Protection Laws, including any information relating to an identifiable Data Subject.
“Personal Data Breach” shall mean a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Data which has been transferred by one Party to the other Party, whether by physical or electronic means, pursuant to this Agreement (if any).
“Phase I Clinical Trial” shall mean, as to the Product, a study in humans of the metabolism, tolerability and safety of such Product, which is prospectively designed to generate sufficient data (if successful) to commence a Phase II Clinical Trial of such Product, as further defined in Federal Regulation 21 C.F.R. 312.21(a), as amended from time to time, or the corresponding regulation in jurisdictions other than the United States. A Phase I Clinical Trial shall be deemed initiated upon the dosing of the first subject.
“Phase II Clinical Trial” shall mean, as to the Product, a study, conducted in diseased humans, of the feasibility, safety, dose ranging and efficacy of such Product, that is prospectively designed to generate sufficient data (if successful) to commence a Phase III Clinical Trial of such Product, as further defined in 21 C.F.R. 312.21(b), as amended from time to time, or the corresponding regulation in jurisdictions other than the United States. For the avoidance of doubt, a Phase II Clinical Trial requires enrollment of patients with the applicable disease or condition and is aimed to provide a measure of efficacy in addition to short-term tolerability. A Phase II Clinical Trial shall be deemed initiated upon the dosing of the first patient.
“Phase III Clinical Trial” shall mean, as to the Product, a study in humans performed to gain evidence of the efficacy of such Product in a target population, and to obtain expanded evidence of safety for such Product that is needed to evaluate the overall benefit-risk relationship of such Product and provide an adequate basis for physician labeling, as described in 21 C.F.R. 312.21(c), as amended from time to time, or the corresponding regulation in jurisdictions other than the United States. A Phase III Clinical Trial shall be deemed initiated upon the dosing of the first patient.
“PHSA” shall mean the United States Public Health Services Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).
“Pivotal Clinical Trial” shall mean adequate and well-controlled clinical trials (as defined in 21 C.F.R. § 314.126, as amended from time to time, or corresponding regulations in jurisdictions other than the United States) that are designed to demonstrate the effectiveness of a Product in certain Indications and are intended to form the primary basis for a Regulatory Filing seeking Regulatory Approval, including clinical trials which prove substantial evidence of effectiveness and have the ability to generate product labelling that defines an appropriate patient population and provides adequate information to enable safe and effective use of the Product, regardless of whether such trials are captioned as a Phase II Clinical Trial, Phase IIb Clinical Trial, Phase II/III Clinical Trial or Phase III Clinical Trial, but excluding a Phase I Clinical Trial.
“Proceeding” shall mean any action, arbitration, audit (to the knowledge of such Party), hearing, investigation (to the knowledge of such Party), litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Authority or arbitrator.
“Processing” and “Process” shall mean any operation or set of operations that is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.
“Products” shall mean (a) SEL-212, (b) any pharmaceutical composition containing a combination of the Compound with ImmTOR, whether or not such combination is the sole active ingredient or biologic, and (c) all forms, presentations, formulations and dosage forms of the product or compositions of clause (a) and (b) respectively. For clarity, a Product includes any Combination Product.
“Proposal” shall have the meaning set forth in Section 17.2.7(b).
“Prosecution” or “Prosecute” shall have the meaning set forth in Section 9.3.1(a).
“Quality Agreements” shall mean the agreements between the Parties on standard terms and conditions for the pharmaceutical industry which outlines the operational responsibilities of each Party with respect to quality assurance and quality control of the Compound, ImmTOR and/or Products supplied under this Agreement.
“Regulatory Approval” shall mean all approvals by Regulatory Authorities necessary for the Exploitation of a pharmaceutical or biologic product for one or more Indications in a country or regulatory jurisdiction (including pricing and reimbursement approvals).
“Regulatory Authority” shall mean any Governmental Authority involved in granting Regulatory Approvals in the applicable country in the Territory, including the FDA in the United States, the EMA and the European Commission in the European Union, and the Japanese Ministry of Health, Labour, and Welfare and the Pharmaceuticals and Medical Devices Agency in Japan.
“Regulatory Exclusivity Period” shall mean, with respect to each Product in any country in the Territory, any period of data, market or other regulatory exclusivity (other than Patent exclusivity) granted or afforded by Law or by a Regulatory Authority in such country that confers exclusive marketing rights with respect to such Product in such country or prevents another party from using or otherwise relying on any data supporting the approval of a BLA or MAA or supporting the Regulatory Approval for such Product without the prior written consent of the BLA-holder, MAA-holder or Regulatory Approval-holder, as applicable, such as reference product exclusivity for biological products under Section 351(k)(7) of the PHSA, new chemical entity exclusivity, new use or Indication exclusivity, new formulation exclusivity, orphan drug exclusivity, non-patent related pediatric exclusivity or any other applicable marketing or data exclusivity, including any such periods listed in the FDA’s Orange Book or Purple Book or any such periods under national implementations in the EU of Article 10 of Directive 2001/83/EC, Article 14(11) of Parliament and Council Regulation (EC) No. 726/2004, Parliament and Council Regulation (EC) No. 141/2000 on orphan medicines, Parliament and Council Regulation (EC) No. 1901/2006 on medicinal products for pediatric use and all international equivalents of any of the foregoing.
“Regulatory Filing” shall mean any filing, application or submission with a Regulatory Authority relating to or to permit or request, as applicable, the clinical evaluation or Regulatory Approval of a pharmaceutical or biologic product in a particular country or jurisdiction. Regulatory Filings include without limitation INDs, BLAs and MAAs.
“Regulatory Materials” shall mean any and all regulatory applications, submissions, notifications, communications, correspondences, registrations, and other filings made to, received from, or otherwise conducted with a Regulatory Authority in order to or in connection the Exploitation of a pharmaceutical or biologic product in a particular country or jurisdiction, including all Regulatory Filings and Regulatory Approvals.
[***].
[***].
[***].
“Royalty” shall have the meaning set forth in Section 6.4.1.
“Royalty Reporting Quarter” shall have the meaning set forth in Section 6.6.1.
“Royalty Term” shall mean, on a Product-by-Product and country-by-country basis, the period starting on the First Commercial Sale of such Product in such country and ending on the later to occur of: (a) [***] years from the First Commercial Sale of such Product in such country; (b) the expiration of the last-to-expire Valid Claim of a Licensed Patent covering such Product in such country; and (c) the expiry of all Regulatory Exclusivity Periods for such Product in such country.
“Safety Agreement” shall mean the agreement between the Parties relating to the sharing of safety data Controlled by each Party and its Affiliates related to the Compound, ImmTOR and / or the Products.
“Sales Milestone Event” shall have the meaning set forth in Section 6.3.1.
“Sales Milestone Payment” shall have the meaning set forth in Section 6.3.1.
“Second Source Supplier” shall have the meaning set forth in Section 13.4.1.
“Securitization Transaction” shall have the meaning set forth in Section 19.5.2.
“SEL-212” shall mean Licensor’s proprietary SEL-212 product described on Annex B.
[***].

“Selecta-Controlled Patents” shall mean that subset of the Licensed Patents that exist as of the Execution Date and are Controlled by Selecta [***].
“Significant Trial” means, with respect to the Product, a new human clinical trial that, at the time of commencement, is reasonably expected to (a) cost in excess of [***] and / or (b) involve the enrollment of more than [***] patients.
“Specifications” shall mean the Manufacturing specifications set forth in the Regulatory Approvals for the Products, together with mutually agreed specifications set forth in the Quality Agreement for the Product.
“Sublicense” shall have the meaning set forth in Section 2.3.
“Sublicensee” shall mean any person or entity other than an Affiliate of Licensee that is granted a Sublicense by Licensee.
“Supply Agreement” shall mean the agreement relating to the supply of Product by or on behalf of Licensor to Licensee or its Affiliates or Sublicensees entered into by the Parties pursuant to Section 13.2.
“Supply Price” shall mean, as applicable, the fully allocated cost of manufacturing nude vials of the Product, as calculated in accordance with GAAP, including costs incurred by Licensor to obtain active ingredients, raw materials, components, containers and labeling and the direct costs of production, packaging, analytical and stability testing, quality control and quality assurance, reasonable supervision, reasonable material variance, reasonable yield variance, reasonable investigations, serialisation as required by applicable Law, but excluding any mark-up or overhead. For clarity, where Licensor acquires any of the foregoing from any of its Affiliates, the Supply Price shall include the fully allocated cost of such Affiliate and not the purchase price applied between companies. [***], unless the actual cost of Manufacturing the same decreases during such period, in which case the Supply Price for such period will be the actual cost of Manufacturing. For clarity, the Supply Price does not include any allocation of royalty or other amounts payable to Licensor’s licensors.
“Tax Action” shall have the meaning set forth in Section 7.3.2.
“Taxes” shall mean all taxes of any kind, and all charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all federal, state, local or foreign net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, transfer, gains, windfall profits, net worth, asset, transaction and other taxes, and any interest, penalties or additions to tax with respect thereto, imposed upon any Person by any Governmental Authority under applicable Laws, whether disputed or not.
“Technology Transfer” shall have the meaning set forth in Section 13.4.6.
“Term” shall have the meaning set forth in Section 16.1.
“Territory” shall mean, subject to Section 2.2.11, all countries of the world, excluding Greater China.
“Third Countries” shall mean all countries outside of the scope of the data protection laws of the EEA, excluding countries approved as providing adequate protection for Personal Data by the European Commission from time to time, which at the date of this Agreement include Andorra, Argentina, Canada, Faroe Islands, Guernsey, Isle of Man, Israel, Japan, Jersey, New Zealand, Switzerland and Uruguay.
“Third Party” shall mean any Person other than Licensor, Licensee, or their respective Affiliates.

“Third Party Infringement Claim” shall have the meaning set forth in Section 9.5.1.
“Third Party Payments” shall mean the aggregate of all payments (including for royalties, lump sum payments, upfront payments, costs, damages, judgements and awards) which Licensee, its Affiliates or its Sublicensees pay to a Third Party (including any Third Party which later becomes an Acquisition Entity of Licensor but excluding any Sublicensee) for a license under Patents or Know-How owned or controlled by such Third Party (including any Acquisition Entity of Licensor) that are reasonably necessary or reasonably useful for the Exploitation of the Products in the Field in the Territory.
“Trademark” shall mean any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan, or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing, whether registered or unregistered.
“Transferred Data” shall mean the Personal Data transferred by one Party to the other Party, whether by physical or electronic means, pursuant to this Agreement (if any) in respect of which EU Data Protection Law applies.
[***].
“Transparency Laws” shall have the meaning set forth in Section 11.1.
“United States” or “U.S.” shall mean the United States of America and its territories, commonwealths, possessions (including the District of Columbia and the Commonwealth of Puerto Rico) and its military bases.
“Up-Front Payment” shall have the meaning set forth in Section 6.1.
“Upstream Agreements” shall mean, collectively, the Existing Upstream Agreements and the Opted-In New Upstream Agreements.
“Valid Claim” shall mean: (a) any claim of an issued and unexpired Patent, that shall not have been withdrawn, lapsed, abandoned, revoked, canceled or disclaimed, or held invalid or unenforceable by a court, Governmental Authority, national or regional patent office or other appropriate body that has competent jurisdiction in a decision being final and unappealable or unappealed within the time allowed for appeal; and (b) a claim of a pending patent application that is filed and being prosecuted in good faith and that has not been finally abandoned or finally rejected and which has been pending for no more than [***] years from the date of filing of the earliest patent application to which such pending patent application claims priority. (For clarity, a claim of an issued patent that ceased to be a Valid Claim before it issued because it had been pending for more than [***] years from the date of filing of the earliest patent application to which such pending patent application claims priority, but subsequently issued and is otherwise described by clause (a) of the foregoing sentence shall again be considered to be a Valid Claim once it issues. The same principle shall apply in similar circumstances such as if, for example (but without limitation), a final rejection of a claim is overcome).
“Withholding Taxes” shall have the meaning set forth in Section 7.3.1.
1.2    Interpretation. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and derivative or similar towards refer to this entire Agreement and not merely to the particular provision in which such words appear; (d) the terms “Section” or “Annex” refer to the specified Section or Annex of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase, “and/or”; (f) the term “including” means “including, without limitation”; (g) the word “shall” will be construed to have the same meaning and effect as the word “will”; (h) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (i) any reference herein to any Person will be construed to include the Person’s successors and assigns; (j) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement; (k) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging); (l) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then current amendments thereto or any replacement or successor law, rule or regulation thereof, (m) “days” refers to calendar days; and (n) the Annexes form part of the operative provisions of this Agreement and references to this Agreement shall include references to the Annexes. All accounting terms used but not otherwise defined herein shall have the meanings ascribed to such terms under the Accounting Standards. All references to “$” amounts hereunder shall be deemed to be U.S. Dollars.
2.    GRANT OF RIGHTS; NON-COMPETE
2.1    License Grant.
2.1.1    Subject to the terms and conditions of this Agreement (including Section 2.5), Licensor hereby grants to Licensee an Exclusive, sublicensable (in accordance with Section 2.3) and assignable (in accordance with Section 19.5) license under the Licensed Technology to Exploit the Products in the Field in the Territory (the “License”). Upon the expiration of the Royalty Term for a Product in a country of the Territory, the foregoing license shall be rendered fully paid-up, royalty-free and non-terminable for such Product in such country.
2.2    Additional Obligation of Licensor. Licensor:
2.2.1    shall, as soon as reasonably practicable, and in any event no later than the [***] calendar day, following receipt of notice from Licensee requesting the same, [***];
2.2.2    shall [***] not materially breach or be in material default under any of its obligations under any Upstream Agreement or take any other action, or omit or fail to take any action (including making necessary payments unless such payment breach or default is the result of Licensee failing to reimburse In-Licensor Payments in accordance with Section 2.7.3), which might reasonably be expected to result in an early termination of any Upstream Agreement or otherwise have an adverse effect in any material respect on the rights of Licensee hereunder;
2.2.3    [***] shall immediately (and in any event within [***] Business Days) notify Licensee if Licensor receives notice (whether written or otherwise) from 3SBio alleging that Licensor is in breach of its obligations under the 3SBio License Agreement and shall promptly take all reasonable steps to remedy such breach, unless and to the extent such breach is caused by Licensee’s failure to comply with its obligations under this Agreement, in which case Licensor shall promptly notify Licensee of such alleged Licensee breach in reasonable detail;
2.2.4    shall [***] not terminate any Upstream Agreement in a manner that would terminate or have an adverse effect on the rights of Licensee hereunder;
2.2.5    shall [***] promptly notify Licensee upon Licensor becoming aware of any alleged, threatened or actual breach of an Upstream Agreement (other than the 3SBio License Agreement which is the subject of Section 2.2.3) by Licensor where termination of such Upstream Agreement is being or reasonably could be sought by the counterparty and such termination would terminate or have an adverse effect on the rights of Licensee hereunder;
2.2.6    shall [***] use Commercially Reasonable Efforts to enforce the terms of [***] the Upstream Agreements (other than the 3SBio License Agreement which is the subject of Section 2.2.3) in the case of a breach by any counterparty to such agreements, and shall keep Licensee reasonably informed in connection therewith, including providing prompt notice of any breach by the counterparty thereto;
2.2.7    subject to Section 2.2.14, shall, in respect of the 3SBio License Agreement, provide Licensee with reasonable notice, information and opportunity to comment regarding any decisions to be taken by the joint steering committee constituted pursuant to that agreement which could have an adverse effect on the rights of Licensee hereunder [***];
2.2.8    shall [***], not agree, consent or acquiesce to any amendment, supplement or other modification to the Upstream Agreements that would reasonably be expected to have an adverse effect on the rights or expand the obligations of Licensee under this Agreement, unless and until Licensee has consented in writing to the same (such consent, not to be unreasonably withheld, conditioned or delayed);
2.2.9    shall [***] not assign, novate or otherwise transfer [***] any Upstream Agreement, to a Third Party without Licensee’s consent if such assignment, novation or other transfer would have an adverse effect on the rights of Licensee hereunder, except in connection with a permitted assignment of this Agreement in accordance with Section 19.5;
2.2.10    shall, during the Term, [***];
2.2.11    [***]
2.2.12    shall, as soon as reasonably practicable and in any event no later than the [***] calendar day following the Effective Date, commence discussions with 3SBio, and shall use Commercially Reasonable Efforts until the first anniversary of the Effective Date, to:
(a)    obtain 3SBio’s agreement as soon as reasonably practicable (and, upon Licensee’s request, to facilitate direct discussion between Licensee and 3SBio [***]; and
(b)    [***];
2.2.13    if a Party reasonably believes that 3SBio is in breach of its obligations under the 3SBio License Agreement, such Party shall promptly notify the other in writing, providing reasonable details of such breach (a “3SBio Breach Notice”). Upon receiving Licensee’s 3SBio Breach Notice or upon Licensee’s request following Licensee’s receipt of Licensor’s 3SBio Breach Notice, Licensor (a) shall promptly notify 3SBio of such breach and use Commercially Reasonable Efforts to promptly enforce the terms of the 3SBio License Agreement and to have 3SBio cure such breach, (b) shall, upon Licensee’s request, promptly facilitate direct discussion between Licensee and 3SBio to have 3SBio cure such breach, and (c) if 3SBio refuses to cure such breach, fails to cure such breach within the time period specified under Section 12.2 of the 3SBio License Agreement or fails to cure such breach to the reasonable satisfaction of Licensee, then, if so requested by Licensee, with Licensee bearing Licensor’s out of pocket costs associated therewith (provided Licensor shall provide Licensee with monthly updates regarding legal fees accrued to date and estimates of legal fees to completion), (i) shall promptly bring, and shall use Commercially Reasonable Efforts to pursue, an action against 3SBio to enforce the terms of the 3SBio License Agreement using counsel chosen by Licensee and allowing Licensee to decide and direct the enforcement strategy for such action with Licensor implementing such strategy, and (ii) shall keep Licensee informed and provide copies of all communications of all developments in connection with any such action, and shall implement any changes to the strategy Licensee has instructed Licensor to take for such action.
2.2.14    Without limiting Licensor’s obligations under Section 2.2.13, if:
(a)    [***]; and
(b)
(i)    Licensee has provided Licensor with a 3SBio Breach Notice regarding the 3SBio License Agreement and 3SBio has not remedied the relevant breach within [***] Business Days following the date of Licensor’s notice delivered in accordance with Section 2.2.13 (a); or
(ii)    Licensor has received notice (whether written or otherwise) from 3SBio alleging that Licensor is in breach of its material obligations under the 3SBio License Agreement and Licensor has not remedied the same within [***] Business Days (in the case of a failure to make payment) or [***] Business Days (in the case of any other breach), in each case, of Licensor’s receipt of such notice, provided that such breach is not caused by Licensee’s failure to comply with its obligations hereunder,
[***].
2.3    Right to Sublicense. Licensee shall have the right to grant sublicenses (or licenses, or further rights of reference, as applicable), [***], under the License (individually, a “Sublicense”) to its Affiliates and Third Parties [***], [***].
2.4    Disclosure of Licensed Know-How. Promptly following the Effective Date (or as otherwise requested by Licensee) and for no additional consideration, Licensor shall promptly disclose to Licensee, or provide Licensee with copies (both in print and, where available, electronic copies) of the Licensed Know-How relating to the Compound and / or SEL-212 [***] existing as of the date of such transfer in reasonably sufficient detail in order for a reasonably-skilled person to practice such Licensed Know-How solely within the scope of the License. Licensor shall update such Licensed Know-How previously transferred to Licensee on as frequent and regular a basis as is reasonably required by Licensee. Without limiting the foregoing, such transfer of such Licensed Know-How shall include:
2.4.1    transfer of copies of the results of and data from all clinical trials and pre-clinical studies (including the Existing Pivotal Trials, when the same have been completed) conducted prior to and as of the Effective Date relating to the Compound and /or the SEL-212 (including all clinical data, pre-clinical data, hard-copy case report forms and reports to the extent disclosure thereof to Licensee is not prohibited by applicable Laws outside the Territory);
2.4.2    transfer of copies of the data and results of all CMC Activities relating to the Compound and /or SEL-212 [***];
2.4.3    transfer copies of all Development reports and summaries relating to the Compound and/or SEL-212 [***]; and
2.4.4    transfer of copies of all documents supporting technical transfer received from a Third Party manufacturer or development of Compound of Licensor or its Affiliates;
2.4.5    providing Licensee with reasonable access to Licensor personnel with relevant expertise to explain such Licensed Know-How transferred hereunder.

For clarity, in no event shall any transfer of Licensed Know-How to Licensee pursuant to this Section 2.4 include Licensed Know-How related solely to the Manufacture of ImmTOR.
2.5    Reservation of Rights. Notwithstanding anything in this Agreement to the contrary, Licensor shall, as between the Parties, retain for itself (and its Affiliates and (sub)licensees) the right under the Licensed Technology, with the right to grant licenses through multiple tiers, to:
2.5.1    Manufacture and supply the Products [***] for the Licensee, its Affiliates and its Sublicensees pursuant to Section 13;
2.5.2    Manufacture and supply the Products [***] for the purposes of conducting the Licensor Development Activities; and
2.5.3    conduct and perform the Licensor Development Activities in accordance with Section 4.3.
(collectively, the foregoing, the “Licensor Retained Rights”).
2.6    Combination Products. Notwithstanding any other provision of this Agreement, for purposes of the License with respect to any Product that is a Combination Product, such License will not include any claims in any Licensed Patents which specifically claim only the additional active ingredient or biologic (i.e. the additional active ingredient or biologic which is not the Compound) but will include any claims in any Licensed Patents which include within their scope the combination of such additional active ingredient agent or biologic with the Compound or with the Compound and ImmTOR.
2.7    Upstream Agreements.
2.7.1    Subject to Section 2.7.2, Licensor agrees that all upfront, milestone, royalty, and other payments to any Third Party (including to any Third Party which becomes any Acquisition Entity of Licensor and including in relation to any sales by Licensee, its Affiliates or Sublicensees) (collectively, “In-Licensor Payments”) with respect to any Existing Upstream Agreements [***] will be the sole responsibility of Licensor.
2.7.2    Licensee agrees that, [***].
2.7.3    In the event that, after the Effective Date, Licensor in-licenses Licensed Technology that would be deemed Controlled for purposes of the License but for Licensor owing In-Licensor Payments under the agreement for such in-licensed Licensed Technology (each such agreement, a “New Upstream Agreement”) on account of any sublicense granted thereunder to Licensee or its Affiliates or its Sublicensees, Licensor will notify Licensee of the existence of and anticipated amounts of such In-Licensor Payments attributable to the Product (based on Licensee’s, its Affiliates’ and its Sublicensees’ pro rata share of the total amount thereof) and Licensee will have the right to decline a sublicense to such in-licensed Licensed Technology or take such sublicense (a New Upstream Agreement for which Licensee elects a sublicense, an “Opted-In New Upstream Agreement”), in which case Licensee agrees to comply with any obligations under such Opted-In New Upstream Agreement that apply to Licensee, its Affiliates and its Sublicensees and of which Licensee is informed by Licensor and to reimburse Licensor for such In-Licensor Payments. In the event Licensee elects to take such sublicense and is required to reimburse Licensor for In-Licensor Payments thereunder, Licensee will make such payments to Licensor within [***] days of receiving an invoice from Licensor for the same and shall be entitled to offset such payments against the royalties otherwise due under Section 6.4 as a “Third Party Payment” in accordance with Section 6.5.3.
2.7.4    [***].

2.7.5    Licensee shall be free, without the consent of the JSC or the Licensor, at any time during the Term, to obtain licenses to Third Party intellectual property rights.
2.8    ImmTOR Trademarks License.
2.8.1    Licensor hereby grants to Licensee an Exclusive, sublicensable (in accordance with Section 2.3) and assignable (in accordance with Section 19.5) license under the ImmTOR Trademarks in the Field and Territory solely in connection with the Commercialization of the Product. The foregoing license shall be rendered non-terminable upon the expiration of the Royalty Term. For clarity, nothing in this Section 2.8.1 shall prevent Licensor from using or licensing to a Third Party the ImmTOR Trademarks for use in relation to the Commercialization of a product in the Field in the Territory other than a Product.
2.8.2    Licensee acknowledges the validity of Licensor’s right, title and interest in and to the ImmTOR Trademarks. Licensee shall not have, assert or acquire any right, title or interest in or to any of the ImmTOR Trademarks or the goodwill pertaining thereto, except as otherwise explicitly provided in this Agreement, and Licensee’s use of the ImmTOR Trademarks shall inure to the benefit of Licensor for the purpose of the ImmTOR Trademarks and trade name ownership, registration, enforcement, and maintenance.
2.8.3    Licensee shall, and shall cause its Affiliates and Sublicensees to, include all notices, markings and legends as are or may be required by applicable Laws in order to give appropriate notice of ownership of and rights to the ImmTOR Trademarks. Licensee shall, and shall cause its Affiliates and Sublicensees to, use the ImmTOR Trademarks in accordance with all applicable federal, state and local Laws and with Licensor’s reasonable trademark usage policies and guidelines which may be in effect from time to time as provided to Licensee by Licensor in writing.
2.8.4    Upon Licensor’s reasonable request, Licensee shall provide, and shall cause its Affiliates and Sublicensees to provide, Licensor with representative samples of any materials bearing the ImmTOR Trademarks, including business forms, marketing materials, and advertising materials (“Materials”). In the event that Licensor notifies Licensee within [***] Business Days of receipt of such Materials that, in the reasonable opinion of Licensor, such Materials materially deviate from the standards of quality set forth in Section 2.8.3, Licensee shall use Commercially Reasonable Efforts to correct such deviations.
2.8.5    Licensee shall not (a) challenge the validity of Licensor’s ownership of the ImmTOR Trademarks or any registration or application for registration thereof, or (b) seek its own registration of the ImmTOR Trademarks, or any name or mark confusingly similar to, or dilutive of, the ImmTOR Trademarks.
2.8.6    Licensee shall notify Licensor in writing, as promptly as practicable, should it become aware of activity by a Third Party that constitutes an unauthorized use, infringement, or dilution of any of the ImmTOR Trademarks. Licensor shall have the sole right to take, and to determine whether or not to take, [***], any action(s) it deems appropriate with respect to any unauthorized use, infringement, or dilution of the ImmTOR Trademarks, and Licensee shall, at [***], cooperate with Licensor in connection with any such action. [***] retain all recovery in the form of monetary damages or settlement from any such action.
2.9    No Other Rights. Except as otherwise expressly provided in this Agreement, under no circumstances will a Party or any of its Affiliates, as a result of this Agreement, obtain any ownership interest, license or other right (whether by implication, estoppel or otherwise) in or to any Know-How, Patents or other intellectual property rights of the other Party or any of such other Party’s Affiliates, including tangible or intangible items owned, controlled or developed by the other Party or any of such other Party’s Affiliates, or provided by the other Party or any of its Affiliates to the receiving Party or any of its Affiliates at any time, pursuant to this Agreement. Neither Party nor any of its Affiliates will use or practice any Know-How or Patents licensed or provided to such Party or any of its Affiliates outside the scope of or otherwise not in compliance with the rights and licenses granted to such Party and its Affiliates under this Agreement.
2.10    Non-Compete.
2.10.1    During the Term, neither Licensor nor any of its Affiliates shall, directly or indirectly, [***]
2.10.2    [***]
2.10.3    [***]
2.11    [***]. [***]. Each of the Parties hereto recognizes that the restrictions contained in, and the terms of, this Section 2.11 are required for the protection of Licensor’s Royalties hereunder, and agree that if any provision in this Section 2.11 is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be enforceable under applicable Law.
3.    GOVERNANCE
3.1    Joint Steering Committee
3.1.1    General. Within [***] days after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”), composed of an equal number of representatives of each Party including at least two (2) senior representatives of each Party. The JSC may, from time to time, elect to establish sub-committees to perform its functions. Each Party may replace its JSC representatives at any time upon prior written notice to the other Party. Licensee shall have the right to designate the chairperson of the JSC. The JSC shall have the right to set up subcommittees as required, comprised of equal numbers of appropriate representatives from each Party which shall not be voting committees.
3.1.2    Responsibility. The JSC will have the following responsibilities:
(a)    review and discuss the initial Development Plan and Development Budget, and determine whether to approve the portions of each of such Development Plan and Development Budget that relate to the Licensor Development Activities;
(b)    review and discuss any amendments or updates to the Development Plan and Development Budget (in each case, whether initial or subsequent versions), and determine whether to approve any amendments or updates to the portions of each of such Development Plan and Development Budget that relate to the Licensor Development Activities (including whether to include any Additional Compound Development Activities or Additional ImmTOR Development Activities, and any changes to the protocols for (including any endpoints) and whether to terminate, disband or otherwise discontinue, any of the Existing Pivotal Trials);
(c)    supervise Licensor’s conduct of the Existing Pivotal Trials and determine whether there has occurred a Licensor Development Breach and whether to transfer the conduct of the Existing Pivotal Trials to Licensee pursuant to a Licensor Development Breach as permitted pursuant to Section 4.3.1;

(d)    review and determine whether to approve Licensee’s reimbursement of Licensor for amounts incurred in excess of the payment schedule and budget set out in the Development Budget for any of the Additional Compound Development Activities and the Existing Pivotal Trials pursuant to Section 4.2.2;
(e)    review and determine whether to approve Licensor bearing Development Costs in excess of those set out in the Development Budget for any of the Additional ImmTOR Development Activities pursuant to Section 4.2.3;
(f)    oversee and review the Development of the Products and provide a forum for Licensee to share information on the Development activities for the Products performed by Licensee, its Affiliates or its Sublicensees;
(g)    provide a forum for Licensor to share information on the performance of the Licensor Development Activities;
(h)    provide a forum to facilitate Licensee sharing information on the overall strategy regarding Regulatory Approval of the Products in the Territory and, more specifically, the supporting, obtaining and maintaining Regulatory Approvals for the Products in the Territory;
(i)    provide a forum for Licensee to share information on the Commercialization activities for the Products in the Territory performed by Licensee, its Affiliates or its Sublicensees;
(j)    facilitate the Licensed Know-How transfer contemplated under Section 2.4 and any additional transfers by Licensor to Licensee of Licensed Know-How pursuant to Section 2.4;
(k)    facilitate the Know-How transfer to the Second Source Supplier contemplated under Section 13.4.6;
(l)    review, discuss and determine whether to approve Licensor’s right to step-in under Section 9.4.2(c) to bring an action to abate a Competitive Infringement where Licensee has not;
(m)    review, discuss and determine whether to approve a Second Source Supplier as contemplated under Section 13.4.1; and
(n)    provide a forum for the Parties to share information on patent prosecution matters and other intellectual property matters, and to facilitate coordination between the Parties in accordance with Section 9.
3.1.3    Meetings. Unless otherwise agreed between the Parties, the JSC shall meet in person or via teleconference or video link at least quarterly until all payments under Section 6.2 have been paid and thereafter at least annually, on such dates and at such times and places as agreed to by the JSC representatives. The first JSC meeting shall be held within [***] days of the Effective Date. The JSC shall be disbanded, on Licensee’s election, upon a Change of Control of Licensor, provided that, if Licensor is performing Licensor Development Activities at such time, the JSC will be disbanded after the completion of such activities unless Licensee instructs Licensor to terminate such activities early, in which case, Licensor, at Licensee’s cost, shall promptly handover responsibility for, sponsorship of (to the extent relevant) and the conduct of the same to Licensee (or its nominated Affiliate or Third Party) in a smooth, efficient and timely manner. Each Party’s advisors may be permitted to attend meetings of the JSC as the JSC determines as non-voting representatives of such Party, subject to such advisors agreeing to keep confidential the subject matter of, and any Confidential Information disclosed by the other Party at, such meeting. Each Party shall be responsible for its own expenses for participating in the JSC. Meetings of the JSC shall be effective only if at least [***] of each Party is present or participating. The JSC chairperson may also call a special meeting of the JSC (in person or via teleconference or video link) if the JSC chairperson reasonably believes that a significant matter must be addressed prior to the next scheduled meeting of the JSC. The JSC chairperson shall be responsible for (a) preparing and circulating an agenda for each meeting, and (b) appointing a secretary for such meeting from one of the attendees of such meeting who shall be responsible for the preparation and circulation of minutes of the meeting within [***] Business Days after each JSC meeting, and endeavoring to finalize such minutes within [***] days after each JSC meeting.
3.2    Decision Making. The JSC shall serve as a decision-making and dispute resolution body solely with respect to the matters set forth in Sections [***], and decisions relating thereto shall be made by consensus. If the JSC cannot reach a consensus decision on any of the foregoing matters, either Party may instruct the JSC to refer such matter to the Executive Officers for resolution. If any such Party does so, then each Party will submit in writing its respective position to each of the Executive Officers. Such Executive Officers will use good faith efforts to resolve such matter within [***] Business days after the JSC’s submission of such matter to such Executive Officers, which good faith efforts will include at least one (1) meeting between such Executive Officers. If the Executive Officers are unable to reach unanimous agreement on any such matter within such [***] Business Day period, then:
3.2.1    if the matter relates to [***] then the matter will be decided by Licensee, [***];
3.2.2    if the matter relates solely to [***], then the matter will be decided by Licensor, [***];
3.2.3    if the matter relates to [***], then the matter will be decided by Licensee;
3.2.4    if the matter relates to [***], then the Executive Officers or their designees will submit their respective positions on such matter to be resolved by Expedited Arbitration, provided however that if Licensee agrees to pay the excess costs associated with Licensee’s position in relation to such matter, then the matter will be decided by Licensee; and
3.2.5    if the matter relates to [***], then the Executive Officers or their designees will submit their respective positions on such matter to be resolved by Expedited Arbitration.
3.3    Limitations on Decisions. Notwithstanding anything herein to the contrary, without the other Party’s prior written consent, no exercise of a Party’s decision‑making authority on any matters may [***].
3.4    Good Faith. In conducting themselves on the JSC, and in exercising their rights under Section 3.2, all representatives of both Parties will consider diligently, reasonably and in good faith all input received from the other Party, and will use reasonable efforts to reach unanimous agreement on all matters before them.
3.5    General JSC Authority. The JSC has solely the powers expressly assigned to it in this Section 3. The JSC will not have any power to amend, modify, or waive compliance with this Agreement. It is expressly understood and agreed that the control of decision‑making authority by Licensor or Licensee, as applicable, pursuant to Section 3.2, so as to resolve a disagreement or deadlock of the JSC for any matter, will not authorize either Party to perform any function or exercise any decision‑making right not delegated to the JSC or such Party, and that neither Licensor nor Licensee has any right to unilaterally modify, amend, or waive its own compliance with the terms of this Agreement.

4.    DEVELOPMENT
4.1    Overview of Development, Diligence.
4.1.1    Subject to the oversight of the JSC and to Sections 4.2.3 and 4.3, Licensee shall solely control, assume all responsibility for and fund (including all Development Costs) the Development of the Products in the Field for the Territory.
4.1.2    Licensee shall use Commercially Reasonable Efforts to Develop and obtain and maintain Regulatory Approval for a Product for Chronic Refractory Gout in [***]. The Parties acknowledge that Licensee shall not be in breach of its obligations set forth in this Section 4.1.2 or Section 4.1.3 to the extent such breach is due to Licensor and / or its Affiliates’ failure to comply with its obligations under this Agreement, including Sections 4.3, 13, 8.2, 8.3 and 8.4.
4.1.3    Licensee (a) shall use Commercially Reasonable Efforts to conduct, or cause to be conducted, the Development of the Products under Section 4.1.2 in compliance with the Development Plan and the Development Budget, and (b) shall conduct, or cause to be conducted, the Development of the Products under Section 4.1.2 in material compliance with all applicable Law, including GCPs and GLPs, and all applicable Data Protection Laws.
4.1.4    Each Party (but for Licensor until completion of the Licensor Development Activities) will report to the JSC in writing, on a quarterly basis, an update regarding the Development activities for the Products in the Field for the Territory conducted, and planned to be conducted during [***], by such Party, its Affiliates or, in the case of Licensee, its Sublicensees. Each such report will contain sufficient detail to enable the other Party to assess the progress of the Development of the Products in the Field for the Territory.
4.2    Development Plan, Development Budget, Reimbursement.
4.2.1    The Parties shall agree in good faith, acting via the JSC (or its delegated subcommittee, if any), on a Development Plan and Development Budget for the Products [***] days following the Effective Date. The Parties, acting via the JSC (or its delegated subcommittee, if any), shall review and, if deemed necessary, shall update the Development Plan and Development Budget, on an annual basis (or more frequently as required by Licensee or reasonably requested by Licensor). Licensee shall design the Development activities set forth in the Development Plan to be in material compliance with all applicable Laws and professional and ethical standards customary in the pharmaceutical industry.
4.2.2    Licensee shall reimburse the Development Costs incurred by Licensor, in accordance with the payment schedule and budget set out in the Development Budget, upon the completion of each of the Existing Pivotal Trials and for performance of any Additional Compound Development Activities and, subject to Section 4.2.3, any Additional ImmTOR Development Activities, provided that Licensee shall have no obligation to reimburse Licensor for amounts incurred in excess of such payment schedule and budget set out in the Development Budget for any of the foregoing studies or activities which have not been approved by Licensee through the JSC.
4.2.3    Licensor shall bear the Development Costs for any portion of any Additional ImmTOR Development Activities [***].
4.2.4    Except as provided by Section 4.2.3, Licensee will bear all Development Costs for the Product.
4.3    Development Activities.
4.3.1    Licensor shall retain responsibility for, sponsor and conduct (or ensure the conduct by its relevant Affiliates or permitted Third Parties) the Existing Pivotal Trials (including any follow-up treatment of patients therein following the conclusion or termination of such trials), each as included in the Development Plan and in accordance with the Development Plan. In the event of either (a) on Licensee’s request upon a Change of Control of Licensor or (b) subject to Section 19.9 and a determination by the JSC, a breach by Licensor of its obligation to diligently perform the Existing Pivotal Trials (a “Licensor Development Breach), Licensor, at Licensee’s cost, shall promptly handover responsibility for, sponsorship of and the conduct of the Existing Pivotal Trials to Licensee (or its nominated Affiliate or Third Party) in a smooth, efficient and timely manner, and as directed by the JSC.
4.3.2    Licensor shall perform such additional Development activities in relation to ImmTOR as are reasonably necessary to support Development of Products capable of attaining Regulatory Approval in the Territory and approved by the JSC (“Additional ImmTOR Development Activities”). In addition, Licensor shall perform such additional Development activities in relation to the Compound as are reasonably necessary to support Development of Products capable of attaining Regulatory Approval in the Territory or Exploitation of Products in the Territory, and approved by the JSC (“Additional Compound Development Activities”). Licensee shall have the right to unilaterally terminate the provision of the Additional ImmTOR Development Activities and the Additional Compound Development Activities upon notice to the Licensor via the JSC. Upon receipt of such notice, Licensor, at Licensee’s cost, shall promptly handover responsibility for, sponsorship of (to the extent relevant) and the conduct of the same to Licensee (or its nominated Affiliate or Third Party) in a smooth, efficient and timely manner, and as directed by the JSC.
4.3.3    Licensor shall conduct the Licensor Development Activities promptly, using reasonable skill and care and in a professional and diligent manner, at least to the same degree of accuracy, completeness, efficiency, quality, responsiveness and timeliness as Licensor would utilize in performing similar activities for the Development of its own products that are at a similar stage of Development and have similar market potential for Licensor, in accordance with sound and ethical business and scientific practices, and in compliance with the Development Plan, the Development Budget, all applicable Law, including GCPs and GLPs, and all applicable Data Protection Laws.
4.3.4    Licensor shall be permitted to utilize the services of its Affiliates or its material Third Party subcontractors listed on Annex E or other Third Party subcontractors to which Licensee gives its prior written approval (such approval not to be unreasonably withheld, conditioned or delayed) in the performance of the Licensor Development Activities, provided that Licensor shall remain at all times fully liable for the performance of the Licensor Development Activities in compliance with this Agreement. In all cases, the rights granted to any subcontractor shall be subject and subordinate to the applicable terms and conditions of this Agreement. Licensor shall oversee the performance by its subcontractors of the subcontracted Licensor Development Activities in a manner that would be reasonably expected to result in their timely and successful completion of such activities, and Licensor shall remain responsible and primarily and fully liable for the performance of such activities in accordance with this Agreement. Licensor hereby expressly waives any requirement that Licensee exhaust any right, power or remedy, or proceed against such subcontractor for any obligation or performance hereunder, prior to proceeding directly against Licensor. Licensor shall ensure compliance with the applicable terms of this Agreement by any such subcontractor, including with respect to provisions on confidentiality and intellectual property ownership and compliance with legal requirements. Without limiting the foregoing, to the extent that Licensor uses a subcontractor to perform Licensor Development Activities, Licensor shall ensure that such subcontractors are obligated to assign rights to any Inventions made by such subcontractors so that such rights can be conveyed in accordance with the terms and conditions of this Agreement.
4.3.5    Licensor shall not use in any capacity, in connection with its performance of the Licensor Development Activities, any Person who has been debarred pursuant to Section 306 of the FFDCA (or similar applicable Law outside of the U.S.), or who is the subject of a conviction described in such section, and shall inform Licensee in writing promptly if it or any Person who is performing services for Licensor hereunder is debarred or is the subject of a conviction described in Section 306 of the FFDCA (or similar applicable Law outside of the U.S.), or if any action, suit, claim, investigation or legal administrative proceeding is pending or, to Licensor’s knowledge, is threatened, relating to the debarment of Licensor or any Person used in any capacity by Licensor in connection with its performance of the Licensor Development Activities.
4.3.6    Licensor shall maintain (and cause each of its Affiliates and subcontractors to maintain) complete, current and accurate hard and electronic records of all Licensor Development Activities conducted by it and all data and other information resulting from such work (which records shall include, as applicable, books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof (e.g., samples of materials and other graphic or written data generated in connection with the Licensor Development Activities)). Such records shall properly reflect all work done and results achieved in the performance of the Licensor Development Activities in sufficient detail and in good scientific manner appropriate for regulatory and patent purposes. Licensor shall (and shall cause each of its Affiliates and subcontractors to) document all preclinical studies and clinical trials to be conducted in formal written study reports according to applicable national and international (e.g., ICH, GCP and GLP) guidelines. Licensee shall have the right to receive and retain a copy of all such records and to review them in person upon written notice to Licensor, during regular business hours. Licensee shall also have the right to conduct reasonable quality assurance inspections and audits with respect to all facilities, operations and laboratories (and any records related thereto) operated by Licensor, its Affiliates and subcontractors where Licensor Development Activities are conducted, as is reasonably necessary for the purposes of verifying Licensor’s compliance with this Agreement and all applicable Law, including GCPs and GLPs, and all applicable Data Protection Laws. All audits initiated by Licensee will be at Licensee’s sole expense, upon written notice to Licensor, during regular business hours.
4.3.7    [***], Licensor shall Manufacture, supply (or have Manufactured and supplied) and have delivered the Product for the purposes of conducting the Licensor Development Activities. [***].
4.3.8    Licensee shall not use in any capacity in connection with the Exploitation of the Products, any Person who has been debarred pursuant to Section 306 of the FFDCA (or similar applicable Law outside of the U.S.), or who is the subject of a conviction described in such section. Licensee shall inform Licensor in writing promptly if it or any Person who is performing services for Licensee hereunder is debarred or is the subject of a conviction described in Section 306 of the FFDCA (or similar applicable Law outside of the U.S.), or if any action, suit, claim, investigation or legal administrative proceeding is pending or, to Licensee’s knowledge, is threatened, relating to the debarment of Licensee or any Person used in any capacity by Licensee in connection with its Exploitation of the Product.
4.3.9    Licensee shall (and shall cause each of its Affiliates and its Sublicensees engaged in the Development of the Products to) maintain current and accurate records of all Development activities conducted by it and all data and other information resulting from such work (which records shall include, as applicable, books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof (e.g., samples of materials and other graphic or written data generated in connection therewith)). Such records shall properly reflect all work done and results achieved in the performance of such Development activities in sufficient detail and in good scientific manner appropriate for regulatory and patent purposes. Licensee shall, and shall cause each of its Affiliates and its Sublicensees engaged in the Development of the Products to, document all preclinical studies and clinical trials to be conducted in formal written study reports according to applicable national and international (e.g., ICH, GCP and GLP) guidelines.

5.    COMMERCIALIZATION
5.1    Diligence.
5.1.1    Licensee shall solely control and assume all responsibility, at its sole cost, for conducting all Commercialization activities within the Territory relating to the Products, including marketing, promotion, sales detailing and any other activities relating to the Commercialization of the Products or Sublicense of Commercialization rights to the Products.
5.1.2    Licensee shall use Commercially Reasonable Efforts to Commercialize a Product for Chronic Refractory Gout in [***].
5.2    Trademark Use. Licensee may, in its sole discretion, package, label, market, promote and sell the Product in the Territory under any Trademark. The fees and expenses incurred in connection therewith will be the sole responsibility of Licensee.
5.3    Commercialization Updates. Licensee will report to the JSC in writing, on an annual basis in the first calendar quarter of each calendar year beginning with the calendar year following the first Regulatory Approval of a Product in the Field in the Territory (for the period ending December 31 of the prior calendar year), summarizing in reasonable detail Licensee’s and, if applicable, its Affiliates’ and its Sublicensees’, Commercialization activities for the Products performed to date (or updating such report for activities performed since the last such report was given hereunder, as applicable) and those planned to be performed during the upcoming calendar year. Each such report will contain sufficient detail to enable Licensor to assess the progress of Commercialization of the Products in the Territory. Licensee will keep the JSC reasonably informed of Licensee’s, and, if applicable, its Affiliates’ and its Sublicensees’, Commercialization activities with respect to the Product in the Territory.
6.    PAYMENTS
6.1    Up-Front Payment. In partial consideration of the rights granted hereunder and subject to the terms and conditions stated herein, Licensee shall pay to Licensor a non-refundable and non-creditable up-front payment of seventy-five million U.S. dollars (U.S.$75,000,000) (the “Up-Front Payment”) within forty-five (45) days of the Effective Date.

6.2    Development and Regulatory Milestone Payments.
6.2.1    In partial consideration of the rights granted hereunder and subject to the terms and conditions stated herein, Licensee shall make the following non-refundable and non-creditable payments (each, a “Development Milestone Payment”) to Licensor upon the first occurrence of the corresponding milestone events specified below by Licensee or any of its Affiliates or Sublicensees (each a “Development Milestone Event”):

	Development Milestone Event	Development Milestone Payment:
1.	[***]	[***] U.S. dollars (U.S.$[***])
2.	[***]	[***] U.S. Dollars (U.S.$[***])
3.	[***]	[***] U.S. dollars (U.S.$[***])
4.	[***]	[***] U.S. Dollars (U.S.$[***)
5.	[***]	[***] U.S. Dollars (U.S.$[***])
6.	[***]	[***] U.S. Dollars (U.S.$[***])

6.2.2    Such Development Milestone Payments shall be paid only once on the first occurrence of such Development Milestone Event by Licensee or any of its Affiliates or Sublicensees, notwithstanding the potential Development of multiple Products hereunder which may involve separate clinical trials or Regulatory Approvals and regardless of how many times such Development Milestone Event is achieved and/or the number of Products that achieve such Development Milestone Event; provided, however, that if such first Product fails to achieve all Development Milestone Events, Licensee will owe Licensor the Development Milestone Payments corresponding to the achievement by the next most advanced Product of all Development Milestone Events not previously achieved by such first Product, and so forth with each next most advanced Product until all Development Milestone Payments corresponding to achieved Development Milestone Events have been paid to Licensor.
6.2.3    Licensee shall promptly, and in any event within [***] Business Days, notify Licensor following the first occurrence of a Development Milestone Event. Following receipt of such notice, Licensor shall issue an invoice for the corresponding Development Milestone Payment which shall be paid by Licensee, or its designated Affiliate, to Licensor within [***] days after receipt of an invoice from Licensor.

6.3    Sales Milestone Payments.
6.3.1    In partial consideration of the rights granted hereunder and subject to the terms and conditions stated herein, Licensee shall make the following non-refundable and non-creditable payments to Licensor (each, a “Sales Milestone Payment”) when Annual Net Sales by Licensor, its Affiliates or its Sublicensees of all Products across all Indications in the Territory first reach the threshold values indicated below during the Term (each a “Sales Milestone Event”):

Sales Milestone Event	Milestone Payment
Annual Net Sales of all Products in the Territory first exceeds [***] US Dollars (U.S.$[***])	[***] US Dollars (U.S.$[***])
Annual Net Sales of all Products in the Territory first exceeds [***] US Dollars (U.S.$[***])	[***] US Dollars (U.S.$[***])
Annual Net Sales of all Products in the Territory first exceeds [***] US Dollars (U.S.$[***])	[***] US Dollars (U.S.$[***])
Annual Net Sales of all Products in the Territory first exceeds [***] US Dollars (U.S.$[***])	[***] US Dollars (U.S.$[***])
Annual Net Sales of all Products in the Territory first exceeds [***] US Dollars (U.S.$[***])	[***] US Dollars (U.S.$[***])
Annual Net Sales of all Products in the Territory first exceeds [***] US Dollars (U.S.$[***])	[***] US Dollars (U.S.$[***])
Annual Net Sales of all Products in the Territory first exceeds [***] US Dollars (U.S.$[***])	[***] US Dollars (U.S.$[***])

6.3.2    Such Sales Milestone Payments shall be paid by Licensee, or its designated Affiliate, to Licensor within [***] days after receipt of an invoice from Licensor, such invoice to be issued concurrently with the invoice issued under Section 6.6.1 for the relevant Royalty Reporting Quarter in which the first occurrence of the Sales Milestone Event set forth above takes place. Such Sales Milestone Payments shall be paid only once, regardless of how many times such Sales Milestone Event is achieved and/or the number of Products that achieve such Sales Milestone Event; provided, however, that if multiple Sales Milestone Events are achieved in a single calendar year, all corresponding Sales Milestone Payments will be made in such calendar year (e.g., Annual Net Sales of Products of U.S.$[***] in a calendar year would result in payment of a U.S.$[***] Sales Milestone Payment (U.S.$[***] plus U.S.$[***] plus U.S.$[***])).
6.3.3    Annual Net Sales in a given country shall not be considered for the purposes of the calculation of the Sales Milestone Events in this Section 6.3 following expiration of the Royalty Term in a such country.
6.4    Royalty.
6.4.1    In partial consideration of the rights granted hereunder and subject to the terms and conditions stated herein, during the Royalty Term, Licensee shall pay to Licensor a royalty (“Royalty”) on worldwide aggregate Annual Net Sales of Products in the Territory by Licensee, its Affiliates and its Sublicensees in a given calendar year at the royalty rate calculated in accordance with the following table, subject to reduction as set forth in Section 6.5 below:
(a)    [***] percent ([***]%) on the first [***] U.S. dollars (U.S.$[***]) in Annual Net Sales within the Territory;

(b)    [***] percent ([***]%) on Annual Net Sales greater than [***] U.S. dollars (U.S.$[***]) up to and including [***] U.S. dollars (U.S.$[***]) in Annual Net Sales within the Territory;
(c)    [***] percent ([***]%) on Annual Net Sales greater than [***] U.S. dollars (U.S.$[***]) up to and including [***] U.S. dollars (U.S.$[***]) within the Territory; and
(d)    [***] percent ([***]%) on Annual Net Sales in excess of [***] U.S. dollars (U.S.$[***]) within the Territory.
6.4.2    No multiple royalties will be payable under this Section 6.4 regardless of the number of Valid Claims in any Licensed Patent covering a Product.
6.4.3    Licensee’s obligation to pay royalties pursuant to this Section 6.4 for a Product in any given country shall expire on the expiration of the Royalty Term for such Product in such country.
6.5    Royalty Reductions.
6.5.1    Subject to Section 6.5.4, if during the Royalty Term, on a country-by-country and Product-by-Product basis, such Product ceases to be covered by a Valid Claim of a Licensed Patent in such country of sale, [***] then the Royalties payable under Section 6.4 shall be reduced by [***] percent ([***]%) for such Product in such country from the first calendar quarter in which this Section 6.5.1 applies through the remainder of such Royalty Term.
6.5.2    Subject to Section 6.5.4, in the event that during the Royalty Term, on a country-by-country and Product-by-Product basis:
(a)    there occurs a Loss of Market Exclusivity with respect to such Product in such country, then from the first calendar quarter this Section 6.5.2(a) applies, the Royalties payable under Section 6.4 for such Product in such country shall be reduced by [***] percent ([***]%) [***]; or
(b)    [***].
6.5.3    Subject to Section 6.5.4, if during the Royalty Term, Licensee or any of its Affiliate pays Third Party Payments with respect to a Product, Licensee may credit [***] percent ([***]%) of such Third Party Payments paid in a given calendar quarter against the Royalties otherwise due to Licensor on the Annual Net Sales of such Product in such calendar quarter under Section 6.4, provided, however that the Royalties paid to Licensor on Annual Net Sales of such Product in such calendar quarter after application of such credit shall not be less than [***] percent ([***]%) of those otherwise due under Section 6.4 without such credit. [***].
6.5.4    In no event will the Royalties otherwise due to Licensor on the Annual Net Sales of any Product in any calendar quarter under Section 6.4 be reduced in any such calendar quarter by more than [***] percent ([***]%) of the amount that otherwise would have been due and payable to Licensor in such calendar quarter but for the reductions set forth in Sections 6.5.1, 6.5.2(a), 6.5.2(b) and 6.5.3 (the “Minimum Floor”).
6.6    Payment and Reports.
6.6.1    Within (a) [***] days after the end of each of the first three calendar quarters of each year during the Royalty Term, or (b) the later of (i) [***] days after the end of the final quarter of each calendar year during the Royalty Term and (ii) the date of [***], but, in no event for this clause (b), later than [***] days after the end of the final quarter of each calendar year during the Royalty Term (each such quarter in (a) and (b), a “Royalty Reporting Quarter”), Licensee shall provide Licensor with a written report setting forth (A) the number of units of each Product sold by Licensee, its Affiliates or its Sublicensees on which Royalties are owed to Licensor, (B) the gross amount received for such sales in clause (A), (C) the Annual Net Sales during such Royalty Reporting Quarter, including any deductions taken as permitted under such definition, (D) the amount of any credits or reductions, if any, taken or made pursuant to Section 6.5, (E) the calculation of the Royalty payable to Licensor for such Annual Net Sales pursuant to Section 6.4, and (F) the computations for any applicable currency conversions pursuant to Section 6.6.3. Upon receipt of such report, Licensor shall promptly issue an invoice for an amount equal to the total Royalty due, if any, to Licensor pursuant to this Section 6. All payments shall be made to Licensor within [***] days of receipt of Licensor’s invoice, in United States Dollars.
6.6.2    All payments to be made between the Parties under this Agreement will be made in United States dollars. Each payment to be made to Licensor under this Agreement will be made by bank wire transfer in immediately available funds to such bank account as may be designated in writing by Licensor from time to time.
6.6.3    Sales made in currencies other than United States Dollars shall be converted to United States Dollars using the exchange rates published by Swedish Central Bank, on the last day of the calendar quarter in which the applicable sales were made.
6.6.4    In the event that, by reason of applicable Law in any country, it becomes impossible or illegal for Licensee to transfer, or have transferred on its behalf, payments owed Licensor hereunder, then Licensee will promptly notify Licensor of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of Licensor in a recognized banking institution designated by Licensor or, if none is designated by Licensor within a period of [***] days, in a recognized banking institution selected by Licensee and identified in a written notice given to Licensor.
6.6.5    In addition, Licensee shall within [***] days after the end of each calendar year during the Term provide Licensor, at least annually during the Royalty Term, with reports of the Annual Net Sales by Licensee, its Affiliates and its Sublicensees during the prior calendar year.
6.7    Other Amounts Payable. Within (a) [***] days after the end of each of the first three calendar quarters of each year during the Term, or (b) the later of (i) [***] days after the end of the final quarter of each calendar year during the Term and (ii) the date of [***], but, in no event for this clause (b), later than [***] days after the end of the final quarter of each calendar year during the Term, each Party will invoice the other Party for any amounts owed by the other Party under this Agreement that are not otherwise accounted for in this Section 6, including payments by Licensee to Licensor under the Development Plan and Development Budget in accordance with Section 4.2.2, and payments made on account of costs, expenses, damages or recoveries pursuant to Sections 9.3, 9.4, and 9.5. The owing Party will pay any undisputed amounts within [***] days of receipt of the invoice, and any disputed amounts owed by a Party will be paid within [***] days of resolution of the dispute pursuant to Section 17.2.1.
7.    RECORD KEEPING, AUDIT RIGHTS
7.1    Record Keeping. Each Party shall (and shall ensure that its Affiliates and its Sublicensees) keep, complete, true and accurate books of accounts of record to permit verification of payments made hereunder. Such records shall be maintained for the period equal to the later of (i) [***] years from the date on which they were generated, or (ii) as required by applicable Law.
7.2    Audit Rights. Each Party (the “auditing Party”) shall have the right to have an independent third party nationally-recognized accounting firm (the “Auditor”) reasonably acceptable to the other Party (the “audited Party”) access the books and records of the audited Party and its Affiliates solely to the extent necessary to verify the accuracy of the reports and payments made hereunder, provided that, where

Licensor is the auditing Party, it shall have the right to require Licensee to permit Licensor’s auditor to accompany Licensee when Licensee exercises its audit rights (or, if Licensee does not intend to exercise its right to audit such Sublicensee within the relevant calendar year, to require Licensee to exercise such right) under any Sublicenses that have been granted as of the date of such audit to permit the Auditor to have access to the books and records of the corresponding Sublicensees. Such audit shall be conducted upon at least [***] days advanced written notice to the audited Party and shall commence on a date reasonably acceptable to both Parties, not to be later than [***] calendar days after the auditing Party’s notice. Such audit shall only be during the audited Party’s normal business hours. [***]. The Auditor shall be required to sign a confidentiality agreement for the benefit of, and in a form reasonably acceptable to, the audited Party. The audited Party shall be provided the opportunity to discuss any discrepancies found during such audit with the Auditor prior to such Auditor issuing its final report. In addition, the Auditor shall redact any Confidential Information disclosed in the proposed final report reasonably identified by the audited Party as confidential and not necessary for purposes of calculating the Royalty or the milestones owed. The final report shall be shared with both of the Parties. If any audit discloses any underpayments by the audited Party to the auditing Party, then unless contested by the audited Party, such underpayment, shall be paid by the audited Party to the auditing Party within [***] calendar days of it being so disclosed. If any audit discloses any overpayments by the audited Party to the auditing Party, then unless contested by the auditing Party, the audited Party shall have the right to credit the amount of the overpayment against each subsequent quarterly Royalty payment due to the auditing Party until the overpayment has been fully applied. If the overpayment is not fully applied prior to the final quarterly payment of Royalties due hereunder, the auditing Party shall promptly refund an amount equal to any such remaining overpayment. If the auditing Party’s audit demonstrates an underpayment of more than [***] percent ([***]%) of the total payments due to the auditing Party hereunder during the audited period, the audited Party shall be liable for the auditing Party’s reasonable out of pocket expenses, including the Auditor’s fees and expenses, in connection with the audit that discovered such underpayment. Otherwise, the auditing Party shall solely bear the costs of such audits. Any contested amounts shall be subject to the dispute resolution procedures set forth in Section 17.2.1.
7.3    Taxes.
7.3.1    Where required to do so by applicable Law or order of a Governmental Authority, Licensee shall be permitted to withhold Taxes required to be paid to a taxing authority in connection with any and all payments to Licensor hereunder (“Withholding Taxes”), and, upon request of Licensor, Licensee shall furnish Licensor with satisfactory evidence of such withholding and payment. To the extent permitted by Law, Licensor shall provide Licensee any Tax forms requested by Licensee that may be reasonably necessary in order for Licensee to not withhold Tax or to withhold Tax at a reduced rate under an applicable bilateral income tax treaty. Licensor shall use reasonable efforts to provide any such Tax forms to Licensee in advance of the due date. The Parties acknowledge and agree that no Withholding Taxes are expected to be deducted or withheld from payments under this Agreement.
7.3.2    Notwithstanding anything to the contrary in this Agreement, in the event a Party (i) undertakes a “redomiciliation” (as defined below), (ii) assigns, delegates or otherwise transfers this Agreement or all or any portion of its rights and obligations hereunder (including for sake of clarification the assignment or delegation of any payment obligations under this Agreement) to another Person, including pursuant to Section 19.5, other than at the request of the other Party or (iii) adopts a Tax reporting position that Swedish Withholding Taxes are applicable to payments made to Licensor under this Agreement (other than as a result of a change in Law after the date of this Agreement) (each, a “Tax Action” and such Party, the “Acting Party”), and as a result of such Tax Action the amount of Withholding Taxes required to be withheld under this Section 7.3 in respect of a payment to the other Party (the “Non-Acting Party”) is greater than the amount of such Withholding Taxes that would have been required to have been withheld absent such Tax Action, then any such amount payable to the Non-Acting Party shall be adjusted to take into account such Withholding Taxes as may be necessary so that, after making all required withholdings, the Non-Acting Party receives an amount equal to the sum it would have received had no such increased withholding been made. The obligation to adjust payments pursuant to the preceding sentence shall not apply, however, to the extent such increased Withholding Tax (a) would not have been imposed but for a Tax Action taken by the Non-Acting Party pursuant to the preceding sentence or (b) is attributable to a the failure of the Non-Acting Party to comply with the requirements of this Section 7.3. To the extent the Non-Acting Party receives additional amounts under this Section 7.3.2 and the Non-Acting Party (or its Affiliates), taken as a whole, actually realizes an overall reduction in cash Taxes otherwise due in any taxable period ending before the termination of this Agreement (determined on a with and without basis and taking into account the overall Tax liability of the Non-Acting Party (and its Affiliates)) as a result of a foreign Tax credit or a Tax refund attributable to such Withholding Taxes in respect of which the Non-Acting Party received additional amounts pursuant to this Section 7.3.2 (such reduction, a “Tax Benefit”), the Non-Acting Party shall pay to the Acting Party an amount equal to such Tax Benefit, net of all reasonable out-of-pocket expenses incurred by the Non-Acting Party in connection with the obtaining or receipt of such Tax Benefit. For purposes of this Section 7.3, a “redomiciliation” shall include a reincorporation or other action resulting in a change in Tax residence of the applicable Party, its assignee or any Person making a payment on behalf of such Party, or the formation of a branch of any such Party or Person in a jurisdiction other than Sweden, in the case of Licensee, or the United States, in the case of Licensor, but only to the extent that a payment under this Agreement is made by such branch.
7.4    Late Payments. Any milestone payments or Royalties due to Licensor under this Agreement or any portion thereof which are not paid when due, shall bear interest at a per-annum rate of prime (as reported in The Wall Street Journal (U.S., Eastern Edition)) plus [***] percentage points ([***]%) or the maximum rate allowable by applicable Law, whichever is less.
8.    REGULATORY
8.1    Regulatory Matters.
8.1.1    Licensee shall solely control and assume all responsibility, [***], for submitting all Regulatory Filings for the Products in the Territory (including pricing and reimbursement approvals) and obtaining and maintaining all Regulatory Approvals and for all interactions with Regulatory Authorities for the Products in the Territory, including any and all INDs, BLAs and MAAs, provided however that Licensor shall continue to control, hold in its name and remain responsible for the IND for SEL-212 (including any updates thereto) which is required to be submitted and held by Licensor in connection with the performance of its obligations under Section 4.3.1 [***] prior to transfer of the same under Section 8.2.
8.1.2    Subject to Section 8.1.1, during the Term, all Regulatory Filings relating to the Products shall be submitted and all Regulatory Approvals shall be held solely in the name of Licensee, its Affiliates or its Sublicensees.
8.1.3    Licensor shall have [***] Business Days (or, in the event the relevant Regulatory Authority requires an urgent response, such time period as is reasonable in the circumstances) to review and comment on Regulatory Filings for the Products to the extent pertaining to ImmTOR prior to the filing thereof with a Regulatory Authority and Licensee shall reasonably consider all such comments; provided, however, that, with respect to such timely comments provided by Licensor regarding any statement Licensee proposes to make that specifically concern ImmTOR, Licensee will consider in good faith such Licensor comments, provided, that notwithstanding the foregoing, if the intended statement is consistent with a previous statement made publicly by Licensor regarding ImmTOR in its Regulatory Filings, Licensee shall be permitted to make such statement regardless of Licensor’s comments.

8.1.4    Licensee shall exclusively own:
(a)    subject to Section 8.1.1, all Regulatory Filings for the Products;
(b)    all information and data (including clinical and non-clinical data) generated by or on behalf of Licensee in connection with the Products, including clinical data generated in connection with the Existing Pivotal Trials;
(c)    subject to Section 8.1.1, any and all (pre-) INDs, BLAs, MAAs, and other similar Regulatory Approvals filed or awarded in any jurisdiction in the Territory related to the Products; and
(d)    all Confidential Information of Licensee.
8.2    Regulatory Transfer.
8.2.1    [***], Licensor shall, as promptly as reasonably practicable, but in no event later than [***] days following the Effective Date, transfer to Licensee (a) all Regulatory Filings and Regulatory Approvals related to SEL-212 (other than the IND for SEL-212 which is required to be held by Licensor in connection with the performance of its obligations under Sections 4.3.1 and 4.3.2), (b) all other Regulatory Materials, including copies of all written communications with the FDA and other Regulatory Authorities in the Territory (including for clarity, all eCTD sequences and source documents referenced therein), and (c) the minutes of any meetings with the FDA and any such other Regulatory Authority, in each case of (a), (b) and (c), relating to the Compound and /or SEL-212 and including all ownership and rights thereto and including all eCTD sequences and source documents referenced therein.
8.2.2    [***], Licensor shall, as promptly as reasonably practicable after the date of completion of treatment and follow up (day [***] of the final treatment period) for the last patient enrolled in the last of the Existing Pivotal Trials (unless the Parties agree via the JSC that Licensor should continue to hold the IND in connection with any ongoing Additional Compound Development Activities or Additional ImmTOR Development Activities, in which case the Parties will agree via the JSC an appropriate transfer date), but in no event later than [***] days following such completion, transfer to Licensee the IND for SEL-212 (including all ownership and rights thereto) which was required to be held by Licensor in connection with the performance of its obligations under Sections 4.3.1 and 4.3.2, unless Licensee otherwise requests its earlier transfer, in which case, the transfer shall be made as promptly as reasonably practicable, but in no event later than [***] days following Licensee’s request therefor, and in such case Licensor’s obligations under Sections 4.3.1 and 4.3.2 to perform the Licensor Development Activities for which such IND for SEL-212 is required to be held by Licensor will terminate as of the effective date of such transfer.
8.2.3    In support of the transfers contemplated by Sections 8.2.1 and 8.2.2 and without affecting the cost allocation specified thereunder for such transfers, Licensor, [***], shall execute all additional documents and take all additional actions, including any additional filings with the relevant Regulatory Authorities, as are necessary or otherwise reasonably requested by Licensee to vest all ownership and rights to such Regulatory Filings and Regulatory Approvals with Licensee and to reflect Licensee as the holder of all such Regulatory Filings and Regulatory Approvals.
8.3    Regulatory Support.
8.3.1    Licensor shall provide all reasonable assistance and support to Licensee, on Licensee’s reasonable request, to enable Licensee, its Affiliates and/or Sublicensees to prepare and submit Regulatory Filings for the Products in the Territory, which services will be provided at the FTE Rate and subject to a mutually agreed budget. Within [***] days of the end of every [***] month period following the Effective Date, Licensor shall issue invoices, along with supporting documentation, of all costs incurred in providing the agreed assistance and support in accordance with this Section 8.3 in such [***] month period. Licensee shall, within [***] days of receipt of an invoice and supporting documentation from Licensor, reimburse Licensor the FTE Cost for all agreed assistance and support provided in accordance with this Section 8.3.
8.4    Licensee Access. Without limiting its obligations under this Agreement, as promptly as reasonably practicable, but in no event later than [***] days following the Effective Date or at Licensee’s request, Licensor shall (and shall ensure that its Affiliates and (sub)licensees):
(a)    give Licensee the right to use and reference all Development work product, Regulatory Materials, Regulatory Filings and Regulatory Approvals (including all data and information referenced therein) to the extent: (i) Controlled by Licensor or its Affiliates or its (sub)licensees during the Term; and (ii) related to the Compound; and
(b)    provide the FDA or any other Regulatory Authority in the Territory with information necessary for purposes of assisting Licensee with obtaining Regulatory Approvals for the Products in the Territory through a right to reference, all Development work product, Regulatory Materials, Regulatory Filings and Regulatory Approvals (including all data and information referenced therein) related to ImmTOR to the extent: (i) Controlled by Licensor, its Affiliates or (sub)licensees as of the Effective Date or during the Term, and (ii) related to the Product or reasonably necessary or reasonably useful to Licensee’s exercise of the License, in each case, for use solely by and for the benefit of Licensee and its Affiliates and Sublicensees in connection with the Exploitation of the Products, at no cost to Licensee and provided that Licensor may redact any information or data not related to the Product. Notwithstanding the foregoing, neither Licensee nor any of its Affiliates shall give access or other rights with respect to such Development work product, Regulatory Materials, Regulatory Filings and Regulatory Approvals (including all data and information referenced therein) to any of their Sublicensees, unless Licensee’s Sublicense with such Sublicensee permits Licensee the right to provide equivalent rights to Licensor to those set out in Section 8.5 in respect of such Sublicensee’s Development work product, Regulatory Materials, Regulatory Filings and Regulatory Approvals (including all data and information referenced therein).
8.5    Licensor Access. Licensee shall (and shall ensure that its Affiliates and Sublicensees), at no cost to Licensor, give Licensor the right to use and reference all Development work product, Regulatory Materials, Regulatory Filings and Regulatory Approvals (including all data and information referenced therein) to the extent:
8.5.1    Controlled by Licensee or its Affiliates or its Sublicensees during the Term; and
8.5.2    related to ImmTOR (but not the Compound and/or the Products),
in each case for use solely by and for the benefit of Licensor and its Affiliates and (sub)licensees in connection with their Exploitation of ImmTOR, whether alone or in combination (but not in combination with the Compound and/or in the form of the Products), and provided that Licensee may redact any information or data not related to ImmTOR. Notwithstanding the foregoing, neither Licensor nor any of its Affiliates shall give access or other rights with respect to such Development work product, Regulatory Materials, Regulatory Filings and Regulatory Approvals (including all data and information referenced therein) to any of their (sub)licensees, unless Licensor’s license agreement with such (sub)licensee permits Licensor the right to provide equivalent rights to Licensee to those set out in Section 8.4 in respect of such (sub)licensee’s Development work product, Regulatory Materials, Regulatory Filings and Regulatory Approvals (including all data and information referenced therein).

8.6    Adverse Event Reporting, Safety Agreement. To the extent permitted by and in compliance with applicable Data Protection Laws, Licensor shall notify Licensee of all information coming into its possession concerning any Adverse Event relating to the Compound, ImmTOR or the Product, and, to the extent permitted by and in compliance with applicable Data Protection Laws, Licensee shall notify Licensor of all information coming into its possession concerning any Adverse Event related to ImmTOR or the Product (to the extent relevant to ImmTOR). Without prejudice to the foregoing, the Parties will use good faith efforts to negotiate and enter into the Safety Agreement on or before the date that is [***] days after the Effective Date or such longer period as may be mutually agreed by the Parties. The Parties acknowledge and agree that the Safety Agreement will govern all technical safety matters relating to the Compound, ImmTOR and/or the Products arising as a result of entry into and implementation of this Agreement as more particularly set out therein. If there is a conflict between this Agreement and the Safety Agreement, the Safety Agreement shall govern in relation to technical safety issues only. Each Party shall comply with its respective agreements, covenants and other obligations set forth in the Safety Agreement.
8.7    Regulatory Action Letters. Without limiting Section 8.4, Licensor shall promptly, but in no event later than [***] Business Days, notify Licensee in writing of the receipt of any action letters from any Regulatory Authority in connection with safety or quality issues concerning the Compound, ImmTOR and / or the Product, enclosing a copy thereof. Without limiting Section 8.5, Licensee shall promptly, but in no event later than [***] Business Days, notify Licensor in writing of the receipt of any action letters from any Regulatory Authority in connection with safety or quality issues concerning ImmTOR and/or the Product (to the extent relevant to ImmTOR) enclosing a copy thereof.
8.8    Regulatory Meetings. Licensor shall have the right to receive advance notice, but in no event less than [***] calendar days advance notice, of meetings and calls with Regulatory Authorities related to ImmTOR, unless such meeting or call is scheduled by the Regulatory Authority on less than [***] days’ notice, in which case Licensee shall notify Licensor as soon as reasonably practicable. Licensee shall use Commercially Reasonable Efforts to obtain the right for Licensor to participate in such meetings and calls.
8.9    Global Safety Database. Licensee shall control, and be responsible for maintaining, the global safety database for the Product from the date that is [***] months following the date on which the IND for SEL-212 is transferred to Licensee in accordance with Section 8.2.2 and Licensor shall control and be responsible for the maintenance of the global safety database until such date.
9.    INTELLECTUAL PROPERTY RIGHTS
9.1    Inventorship.
9.1.1    Inventorship for all inventions first conceived under this Agreement shall be determined in accordance with the rules of inventorship under United States patent laws.
9.1.2    Notwithstanding anything in this Agreement to the contrary, each Party will have the right to invoke the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. § 103(c)(2) (c)(3) (the “CREATE Act”) when exercising its rights under this Agreement, but only with the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. In the event that a Party intends to invoke the CREATE Act, it will notify the other Party and, if invoking the CREATE Act is agreed to by the other Party, the other Party will cooperate and coordinate its activities with such Party with respect to any filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.

9.2    Ownership.
9.2.1    As between the Parties, Licensee shall solely and exclusively own all right, title and interest in and to [***]. Notwithstanding the foregoing, in the event that, nonetheless, Licensor, is Affiliates or its (sub)licensees, pursuant to the exercise of its rights and performance of its obligations hereunder, holds any right, title, or interest in and to any [***], then Licensor, on behalf itself and its Affiliates and its (sub)licensees, hereby does, and agrees to, assign any and all such right, title and interest to any such [***] to Licensee together with the right to file and own applications for any Patent and any Patent issuing thereon.
9.2.2    As between the Parties, Licensor shall solely and exclusively own all right, title and interest in and to [***]. Notwithstanding the foregoing, in the event that, nonetheless, Licensee, its Affiliates or its Sublicensees, pursuant to the exercise of its rights and performance of its obligations hereunder, holds any right, title, or interest in any [***], then Licensee, on behalf of itself and its Affiliates and its Sublicensees, hereby does, and agrees to, assign any and all such right, title and interest to any such [***] to Licensor together with the right to file and own applications for any Patent and any Patent issuing thereon.
9.2.3    [***] or (c) jointly owned by both Parties if first invented jointly by the Parties or their Affiliates jointly (the “Other Joint New IP”). [***]. Except to the extent restricted by the licenses and other rights granted to other Party under this Agreement, each Party, as joint owners, shall be entitled to practice, license, assign, and otherwise exploit its undivided interest in the Other Joint New IP without the duty of accounting or seeking consent from the other Party, provided, however, that the foregoing shall not be construed as granting or conveying to either Party any license or other rights to the other Party’s other intellectual property rights, unless otherwise expressly set forth in this Agreement. At the reasonable written request of a Party, the other Party will in writing grant such consents and confirm that no such accounting is required to effect the foregoing regarding Other Joint New IP.
9.2.4    Licensor will promptly disclose to Licensee all [***], but in no event later than [***] days after Licensor’s intellectual property department receives notice of such invention. Licensee will promptly disclose to Licensor all [***], but in no event later than [***] days after Licensee’s intellectual property department receives notice of such invention. Licensee will promptly disclose to Licensor all patent applications it proposes to make in respect of [***], but in no event later than [***] days after Licensee’s intellectual property department makes such determination.
9.2.5    Each Party shall provide the other Party ([***]) with all further reasonable cooperation to give effect to the allocation of ownership, as between the Parties, of [***] and Other Joint New IP (including with respect to rights of priority), in each case as contemplated by this Section 9.2, including executing and delivering further assignments, consents, releases and other commercially reasonable documentation, and providing good faith testimony by affidavit, declaration, deposition, in person or other proper means and otherwise assisting the other Party in support of its efforts to establish, perfect, defend, or enforce its rights in its respective intellectual property.
9.3    Patent Prosecution and Maintenance.
9.3.1    Licensee.
(a)    As between the Parties, Licensee shall have the primary right and obligation, [***], using patent counsel of Licensee’s choice reasonably acceptable to Licensor (unless the Parties mutually agree to continue using Licensor’s existing patent prosecution counsel as of the Effective Date [***]), to conduct and control prosecution, maintenance, extension, applications for supplementary protection certificates related thereto, including any related interference, re-issuance, re-examination and opposition proceedings with respect thereto (collectively, “Prosecution” or “Prosecute”) with respect to [***].

(b)    As between the Parties, Licensee shall have the sole right, at [***], to conduct and control Prosecution of [***].
(c)    Promptly after the Effective Date, and unless the Parties mutually agree to continue using Licensor’s existing patent prosecution counsel as of the Effective Date, [***].
(d)    Licensee shall keep Licensor reasonably informed of Licensee’s intellectual property and Prosecution strategy with respect to [***], including furnishing to Licensor, via electronic mail or such other method as mutually agreed by the Parties, copies of proposed filings and documents received from patent counsel in the course of Prosecuting [***], and copies of documents filed with or received from the relevant national patent offices or other Governmental Authorities with respect to such [***], and such other material documents related to the Prosecution of such [***] in sufficient time prior to filing such document or making any payment due thereunder to allow for review and comment by Licensor. Licensee shall consider in good faith the reasonable requests and suggestions of Licensor with respect to the Prosecution of, and Licensee’s intellectual property strategy for, [***] received no later than [***] Business Days prior to any filing deadline; provided, however, that, with respect to such timely comments provided by Licensor regarding any statement Licensee proposes to make in connection with the Prosecution of [***], Licensor will have final say and Licensee will implement such Licensor comments, provided, that notwithstanding the foregoing, if the intended statement is consistent with a previous statement made publicly in Prosecution by Licensor regarding ImmTOR, Licensee shall be permitted to make such statement regardless of Licensor’s comments.
(e)    Licensee shall notify Licensor of any decision to cease Prosecution of [***] in any country in the Territory. Licensee shall provide such notice in writing at least [***] days prior to any filing or payment due date, or any other due date that requires action, in connection with such [***]. In such event, upon Licensor’s request, Licensee shall transfer the Prosecution of such [***] in such country to Licensor (or Licensor’s licensor, as applicable), and thereafter Licensor (or Licensor’s licensor, as applicable) shall have the right to continue Prosecution of such [***], as applicable, in such country [***].
(f)    Licensor shall promptly (and in any event within [***] Business Days) provide Licensee with copies of correspondence or materials received from any Governmental Authority in the Territory to the extent they relate to [***].
(g)    Licensee shall have lead responsibility regarding strategy for making all filings with Regulatory Authorities in the Territory with respect to [***], including as required or allowed (i) in the United States, in the FDA’s Orange Book or Purple Book, and (ii) in the European Union, under the national implementations of Section 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents, provided Licensee shall consult with Licensor regarding [***].
9.3.2    Licensor.
(a)    As between the Parties, Licensor shall have the primary right and obligation, [***], to conduct and control Prosecution of the Selecta-Controlled Patents, [***].
(b)    Licensor shall keep Licensee reasonably informed of Licensor’s intellectual property and prosecution strategy with respect to the Selecta-Controlled Patents, [***], including furnishing to Licensee, via electronic mail or such other method as mutually agreed by the Parties, copies of proposed filings and documents received from patent counsel in the course of Prosecuting the Selecta-Controlled Patents, [***], and copies of documents filed with or received from the relevant national patent offices or other Governmental Authorities with respect to such Selecta-Controlled Patents, [***], and such other material documents related to the Prosecution of such Selecta-Controlled Patents, [***], in sufficient time prior to filing such document or making any payment due thereunder to allow for review and comment by Licensee. Licensor shall consider in good faith the reasonable requests and suggestions of Licensee with respect to the Prosecution of, and Licensee’s intellectual property strategy for, the Selecta-Controlled Patents, [***].
(c)    Licensor shall notify Licensee of any decision to cease Prosecution of the Selecta-Controlled Patents, [***] in any country in the Territory. Licensor shall provide such notice in writing at least [***] days prior to any filing or payment due date, or any other due date that requires action, in connection with such Selecta-Controlled Patents, [***]. In such event, upon Licensee’s request, Licensor shall transfer the Prosecution of such Selecta-Controlled Patents, [***] in such country to Licensee, and thereafter Licensee shall have the right to continue Prosecution of such Selecta-Controlled Patents, [***] in such country [***].
(d)    Licensee shall promptly (and in any event within [***] Business Days) provide Licensor with copies of correspondence or materials received from any Governmental Authority in the Territory to the extent they relate to the Selecta-Controlled Patents [***].
(e)    As between the Parties, Licensor shall have the right in its good faith determination to make all filings with Regulatory Authorities in the Territory with respect to the Selecta-Controlled Patents, [***] pertaining to any pharmaceutical products, including as required or allowed (i) in the United States, in the FDA’s Orange Book or Purple Book and (ii) in the European Union, under the national implementations of Section 10.1.2(a)(iii) of Directive 2001/EC/83 or other international equivalents, provided Licensor shall consult with Licensee regarding such Selecta-Controlled Patents, [***].
9.3.3    Parties Jointly.
(a)    Licensee and Licensor shall jointly decide the intellectual property and prosecution strategy for the Other Joint New IP Patents, and Licensee shall be responsible for the implementation of such strategy for the Prosecution of such Other Joint New IP Patents, using patent counsel of Licensee’s choice reasonably acceptable to Licensor. [***].
(b)    Licensee shall furnish to Licensor, via electronic mail or such other method as mutually agreed by the Parties, copies of proposed filings and documents received from patent counsel in the course of Prosecuting the Other Joint New IP Patents, and copies of documents filed with or received from the relevant national patent offices or other Governmental Authorities with respect to such Other Joint New IP Patents, and such other material documents related to the Prosecution of such Other Joint New IP Patents, in sufficient time prior to filing such document or making any payment due thereunder to allow for review and comment by Licensor. Licensee shall implement Licensor’s reasonable requests and suggestions with respect to the Prosecution of the Other Joint New IP Patents.
(c)    In the event [***] with the Prosecution of any of the Other Joint New IP Patents in any country in the Territory (the “Relinquishing Party”), the Relinquishing Part shall provide such notice in writing to the other Party (i) at least [***] days prior to any filing or payment due date, or any other due date that requires action, in connection with such Other Joint New IP Patent, where Licensee is the Relinquishing Party, or (ii) promptly, where Licensor is the Relinquishing Party. In such event, (A) where Licensee is the Relinquishing Party, Licensee shall transfer the Prosecution of such Other Joint New IP Patent, and thereafter Licensor shall have the right to continue the Prosecution of such Other Joint New IP Patent in such country [***], and (B) where Licensor is the Relinquishing Party, Licensee shall assume sole control of the Prosecution of such Other Joint New IP Patent in such country [***], and Licensor shall no longer have review and comment rights as to the Prosecution of such Other Joint New IP Patent pursuant to Section 9.3.3(b).

(d)    Each Party shall promptly (and in any event within [***] Business Days) provide to the other copies of correspondence or materials received from any Governmental Authority in the Territory to the extent they relate to the Other Joint New IP Patents.
9.3.4    Support, Reimbursement.
(a)    The non-prosecuting Party shall, and shall cause its Affiliates or, in the case of Licensee, its Sublicensees, including its, its Affiliate’s and its Sublicensees’ employees, contractors, and/or agents, to, assist and cooperate with the prosecuting Party, as the prosecuting Party may reasonably request from time to time, in the preparation, filing and Prosecution of Patents as permitted under this Section 9.3, including that the non-Prosecuting Party shall, and shall ensure that its Affiliates, (a) offer its comments, if any, promptly and in any event no less than [***] Business Days before any applicable due date that requires action, and (b) provide access to relevant documents and other evidence and make its employees available at reasonable business hours; provided, however, that neither Party shall be required to provide legally privileged information with respect to such intellectual property unless and until procedures reasonably acceptable to such Party are in place to protect such privilege; and provided, further, that the Prosecuting Party shall reimburse the non-Prosecuting Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection with the non-Prosecuting Party’s obligations under this Section 9.3.4(a).
(b)    Any costs and expenses under this Section 9.3 to be reimbursed by one Party to the other shall be paid by the owing Party within [***] days of receipt of evidence that such costs and expenses have been incurred.
9.3.5    Patent Term Extension. As between the Parties and with respect to the Products, Licensee will have lead responsibility and final decision making authority, in consultation with Licensor for [***] to apply for and obtain any patent term extension or related extension of rights, including supplementary protection certificates and similar rights, for [***] anywhere in the Territory. Licensor shall provide reasonable assistance to Licensee in connection with obtaining any such extensions for [***] consistent with such strategy. To the extent reasonably and legally required in order to obtain any such extension in a particular country, Licensor will make available to Licensee a copy of the necessary documentation to enable Licensee to use the same for the purpose of obtaining the extension in such country. With respect to products other than the Products, Licensor will have the sole right to apply for and obtain any patent term extension or related extension of rights, including supplementary protection certificates and similar rights, for [***].
9.4    Infringement or misappropriation of Licensed Technology [***].
9.4.1    Notification. If either Party should become aware of: on a Product-by-Product and country-by-country basis (a) the making, use, offer for sale, sale or import by any Third Party (other than any Sublicensee or authorized purchaser or transferee of such Product) of any pharmaceutical or biologic product in such country constituting infringement or misappropriation or alleged or threatened infringement or misappropriation of the Licensed Technology [***] in such country or (b) any certification filed under the Hatch-Waxman Act claiming that any of the Licensed Patents are invalid or unenforceable, or claiming that any of the Licensed Patents would not be infringed by the making, use, offer for sale, sale or import of any pharmaceutical or biologic product for which an application under the Hatch-Waxman Act is filed or any notice under the Biologics Price Competition and Innovation Act, or any equivalent or similar certification or notice in any other jurisdiction, that references data for a Product that was submitted to a Regulatory Authority to obtain approval to market such Product, (each of (a) and (b) a “Competitive Infringement”), it shall promptly notify the other Party in writing and provide any information available to that Party relating to such alleged Competitive Infringement.

9.4.2    Licensee.
(a)    As between the Parties, Licensee shall have the sole right to bring or control, at its own expense, any enforcement action to abate any actual or alleged Competitive Infringement of [***], including as a defense or counterclaim in connection with any Third Party Infringement Claim.
(b)    As between the Parties, Licensee shall have the initial right (but not the obligation) to bring or control, at its own expense, any enforcement action to abate any actual or alleged Competitive Infringement of [***], including as a defense or counterclaim in connection with any Third Party Infringement Claim. Licensee shall keep Licensor reasonably informed of Licensee’s strategy for such enforcement action, including furnishing to Licensor, via electronic mail or such other method as mutually agreed by the Parties, copies of proposed filings and material documents received from counsel in the course of such enforcement action, and copies of material documents filed with or received from the relevant court or material communications with other party to such enforcement action, and such other material documents related to such enforcement actions in sufficient time prior to filing such document or sending such document to the other party to allow for review and comment by Licensor. Licensee shall consider in good faith the reasonable comments of Licensor with respect to such enforcement action received no later than [***] Business Days prior to any filing deadline; provided, however, that, with respect to such timely comments provided by Licensor regarding any statement Licensee proposes to make in connection with the enforcement of [***], Licensor will have final say and Licensee will implement such Licensor comments, provided, that notwithstanding the foregoing, if the intended statement is consistent with a previous statement made publicly in Prosecution or any enforcement action by Licensor regarding ImmTOR, Licensee shall be permitted to make such statement regardless of Licensor’s comments. Licensor shall (and shall ensure that its Affiliates) reasonably cooperate, and Licensor shall use Commercially Reasonable Efforts to ensure that its licensors cooperate, in any such enforcement action, including being joined as a party to such enforcement action if reasonably necessary to establish or maintain standing and making its employees reasonably available, [***]. If Licensor is so joined, then, in the absence of any conflict of interest, the Parties shall use Commercially Reasonable Efforts to utilize the same legal counsel.
(c)    In the event that Licensee does not file an enforcement action against or commence and conclude settlement negotiations with the Third Party responsible for a Competitive Infringement of [***] within [***] days of receipt of a written demand from Licensor that Licensee bring such an enforcement action, or within [***] days of either Party’s receipt of a notice that an applicant is seeking licensure pursuant to the Hatch Waxman Act, then Licensor shall have the right to submit the matter to the JSC for the JSC to determine whether a reasonably prudent licensee would bring an action to enforce [***], as applicable in question, in light of [***].
(d)    Any costs, expenses or damages under this Section 9.4.2 to be reimbursed by one Party to the other shall be paid by the owing Party within [***] days of receipt of evidence that such costs, expenses or damages have been incurred.
9.4.3    [***]. As between the Parties, [***] shall have the sole and exclusive right (but not the obligation) to bring or control[***], any enforcement action to abate any actual or alleged Competitive Infringement of a Selecta-Controlled Patent, [***], including as a defense or counterclaim in connection with any Third Party Infringement Claim.
9.4.4    Parties Jointly. Licensee and Licensor shall jointly decide the enforcement strategy for the Other Joint New IP Patents, and shall bring as joint party-plaintiffs any enforcement action to abate any actual or alleged Competitive Infringement of an Other Joint New IP Patent, including as a defense or counterclaim in connection with any Third Party Infringement Claim. [***] the costs and expenses of any such action [***] all amounts received for damages upon the final judgment or settlement of any such action. In the absence of any conflict of interest, the Parties shall use Commercially Reasonable Efforts to utilize the same legal counsel.
9.4.5    Settlement. With respect to any infringement or defensive action identified in Section 9.4.2 or Section 9.5, the Party controlling such action shall have the right to settle or otherwise dispose of such action on such terms as such Party shall determine in its sole discretion, including, in the case of Licensee, by granting a license or sublicense to a Third Party under the rights granted to Licensee under the License in accordance with the sublicensing terms of Section 2.3, as applicable. Notwithstanding the foregoing, no such settlement or other disposition will (a) impose any monetary restriction or obligation on or admit fault of the other Party or (b) adversely affect the other Party’s rights under this Agreement to any Patent then being enforced or defended, in each case ((a) and (b)), without the prior written consent of the other Party, not to be unreasonably withheld, conditioned, or delayed.
9.4.6    Recoveries. Unless otherwise agreed by the Parties, any monetary damages recovered upon the final judgment or settlement of any action described in Section 9.4.2 shall be used first to reimburse the Party that brought the enforcement action (the “Controlling Party”) for its costs and expenses (including reasonable attorneys’ fees) incurred from the action, and any remaining amount will be distributed as follows [***].
9.5    Third Party Infringement Claims.
9.5.1    If the Exploitation of a Product results in a claim, suit or proceeding alleging patent infringement against either Party (or its Affiliates, licensees or Sublicensees) (a “Third Party Infringement Claim”), including any defense or counterclaim in connection with a Competitive Infringement initiated in connection with Section 9.4.2, such Party shall promptly notify the other Party hereto in writing.
9.5.2    [***].
9.5.3    Licensor shall, and shall cause its Affiliates to, use Commercially Reasonable Efforts to ensure that its licensors assist and cooperate with Licensee, as Licensee may reasonably request from time to time, in connection with its activities set forth in this Section 9.5, including where necessary, being joined as a party plaintiff if reasonably necessary to establish standing for such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that [***] shall reimburse [***] and its Affiliates and its licensors for their reasonable and verifiable out-of-pocket costs, damages and expenses, including reasonable attorneys’ fees (further provided the Parties shall have used Commercially Reasonable Efforts to utilize the same legal counsel) that such entity may incur in connection with such assistance or joinder, including any award of costs against it.
9.5.4    Licensee shall keep Licensor reasonably informed of all material developments in connection with any such Third Party Infringement Claim; provided, however, that, with respect to such comments provided by Licensor and received no later than [***] Business Days prior to any filing deadline regarding any statement Licensee proposes to make in connection with the enforcement of the [***], Licensee will implement such Licensor comments, provided further, that notwithstanding the foregoing, if the intended statement is consistent with a previous statement made publicly in Prosecution or any enforcement action by Licensor regarding ImmTOR, Licensee shall be permitted to make such statement regardless of Licensor’s comments.
9.5.5    Any damages or awards, including royalties, awarded to the party alleging patent infringement under any Third Party Infringement Claim defended under this Section 9.5 shall be borne by [***]. For clarity, if [***] is required to make any payment to a Third Party (including any Third

Party which becomes an Acquisition Entity of Licensor) to settle such Third Party Infringement Claim, such Third Party Payment shall be a Third Party Payment for the purposes of Section 6.5.3.
9.6    Defense. To the extent either Party receives notice by counterclaim, or otherwise, alleging the invalidity or unenforceability of any Licensed Patent, it will bring such fact to the attention of the other Party, including all relevant information related to such claim. Where such allegation is made in an opposition, reexamination, interference, post-grant proceeding or other patent office proceeding, the provisions of Section 9.3 will apply. Where such allegation is made in a declaratory judgment action, a counterclaim to a suit or other action brought under Section 9.4, the provisions of Section 9.4 will apply.
9.7    Common Interest. All information exchanged between the Parties regarding the Prosecution, and enforcement and defense, of Patents under this Section 9 will be deemed Confidential Information of the disclosing Party. In addition, the Parties acknowledge and agree that, with regard to such Prosecution, and enforcement and defense of Patents under this Section 9, the interests of the Parties as collaborators and licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning Patents under this Section 9, including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary contained herein, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this Section 9 is protected by attorney‑client privilege or any other applicable legal privilege or immunity, such Party will not be required to disclose such information and the Parties will in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.
9.8    Third Party Patent Rights. If, at any time during the Term, in the reasonable opinion of Licensee, it is reasonably necessary to obtain rights to a Patent of a Third Party (including any Third Party which becomes an Acquisition Entity of Licensor) for Licensee or its Affiliates or its or their Sublicensees to Exploit the Products in the Field in any country in the Territory (such right, a “Third Party Patent Right”), then, as between the Parties, [***], Licensee shall have the right, but not the obligation, to negotiate and obtain a license from such Third Party (including any Third Party which becomes an any Acquisition Entity of Licensor) to such Third Party Patent Right as necessary for Licensee or its Affiliates or its or their Sublicensees to Exploit the Products in the Field in such country; provided that subject to Section 6.5.3, as between the Parties, Licensee shall bear all expenses incurred in connection therewith, including any royalties, milestones or other payments including In-Licensor Payments, incurred under any such license.
9.9    Personnel Obligations. Prior to beginning work under this Agreement relating to any Development or Commercialization of a Product, each employee, agent or independent contractor of Licensee or Licensor or of either Party’s Affiliates, Sublicensees or (sub)licensees will be bound by non-disclosure and invention assignment obligations which are consistent with the obligations of Licensee or Licensor, as appropriate, in this Section 9, to the extent permitted by applicable Law, including: (a) promptly reporting any invention, discovery, process or other intellectual property right; (b) assigning to Licensee or Licensor, as appropriate, all of his or her right, title and interest in and to any invention, discovery, process or other intellectual property right; (c) in the case of employees, agents, or independent contractors working in the United States, taking actions reasonably necessary to secure patent protection; (d) performing all acts and signing, executing, acknowledging and delivering any and all documents required for effecting the obligations and purposes of this Agreement; and (e) abiding by the obligations of confidentiality and non-use set forth in Section 10. It is understood and agreed that such non-disclosure and invention assignment agreement need not reference or be specific to this Agreement.

9.10    Rights in Bankruptcy.
9.10.1    Licenses in Bankruptcy. All licenses granted by Licensor to Licensee under this Agreement are and shall otherwise be deemed to be, for purposes of Title 11, United States Code or foreign equivalent laws (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101 of the Bankruptcy Code. Licensee shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code with respect to this Agreement and any agreement supplementary hereto in accordance with Section 365(n) of the Bankruptcy Code, including the obligations of the Parties under Sections 365(n)(2), (n)(3), and (n)(4) of the Bankruptcy Code. Licensor agrees that such intellectual property is subject to Section 365(n) of the Bankruptcy Code notwithstanding the jurisdiction of such intellectual property. Upon the bankruptcy of Licensor, Licensee shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such shall be promptly delivered or made available to Licensee, unless an order approving assumption of this Agreement and any agreement supplementary hereto that is reasonably acceptable to Licensee is entered and takes effect within [***] days of the bankruptcy commencement by or against Licensor. Upon rejection of this Agreement in an Insolvency Proceeding of Licensor, Licensor or any bankruptcy trustee shall comply with the provisions of Section 16.8 and not interfere with the rights of Licensor provided in this Agreement or any other agreement supplementary hereto to licensed or transferred pursuant to Section 16.8.
9.10.2    No termination or Rejection. Licensor will not move for, or consent to, the termination of or rejection of this Agreement in any Insolvency Proceeding involving Licensor, notwithstanding any right Licensor may have at law to do so. In the event that this covenant is breached and the License is terminated in whole or in part, the Parties acknowledge and agree that Licensee will suffer irreparable harm.
9.10.3    Negative Covenant. Licensor covenants that it will not, during the Royalty Term, create, or permit to subsist, any Encumbrance (except for Permitted Encumbrances) on any of the Licensed Technology.
10.    CONFIDENTIAL INFORMATION
10.1    Confidentiality.
10.1.1    Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, during the Term of this Agreement and for [***] years thereafter (or, with respect to Confidential Information that is a trade secret of the disclosing Party, until such trade secret no longer qualifies as a trade secret under applicable Law) (the “Confidentiality Period”), it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party. Each Party shall promptly notify the other upon becoming aware of the occurrence of any unauthorized use or disclosure of the other Party’s Confidential Information.
10.1.2    The foregoing obligation of Section 10.1.1 shall not apply to Confidential Information which:
(a)    (other than the Licensed Know-How in the case of Licensor as disclosing Party) prior to receipt thereof from one Party was in the possession of the recipient Party without restriction, as can be demonstrated by the recipient Party through written evidence;
(b)    is subsequently disclosed to the recipient Party without obligations of confidence to the disclosing Party by a third party who has not derived it directly or indirectly from the disclosing Party;
(c)    is or becomes generally available to the public through no act or default of the recipient Party or its Affiliates, employees, contractors, agents, or Sublicensees;

(d)    (other than the Licensed Know-How in the case of Licensor as disclosing Party) is independently Developed by the receiving Party independently and without the benefit of any disclosure hereunder, as demonstrated by documented evidence prepared contemporaneously with such independent Development.
10.1.3    During the Confidentiality Period:
(a)    all Confidential Information obtained by the receiving Party from the disclosing Party shall be used or disclosed by the receiving Party solely as required to (i) perform its obligations or exercise or enforce its rights and remedies under this Agreement, (ii) in the case of Licensee, for the Exploitation of the Product in the Field in the Territory, or (iii) in the case of Licensor, the Licensor Permitted Activities; and
(b)    Licensor and its Affiliates shall continue to protect the Licensed Know-How using the same degree of care and in accordance with the same internal processes and safeguards that it applied to the Licensed Know-How immediately prior to the Execution Date, but in any event using no less than reasonable care.
10.1.4    Notwithstanding Sections 10.1.1 or 10.1.3, Each Party may disclose Confidential Information to the extent that such disclosure is:
(a)    made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by applicable Law, including by reason of filing with securities regulators or rules of an applicable securities exchange; provided, however, that the receiving Party shall first where practicable have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that such disclosing Party’s Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that the Confidential Information disclosed in response to such court or governmental order or made in such filing shall be limited to that information which is legally required to be disclosed in response to such court or governmental order or made in such filing;
(b)    made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval as permitted under this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with applicable Law, and, further provided that, the Parties acknowledge that any submissions of Regulatory Filings for the Products in the Field in the Territory shall be made by Licensee, its Affiliates or Sublicensees and not by Licensor;
(c)    made by or on behalf of the receiving Party to any patent office or similar authority as may be reasonably necessary or desirable for purposes of filing, prosecuting, obtaining, maintaining or enforcing its Patents as permitted under this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent practicable and consistent with applicable Law;
(d)    made by or on behalf of the receiving Party in connection with prosecuting or defending litigation under this Agreement;
(e)    made by or on behalf of the receiving Party or its Affiliate to Affiliates, employees, directors, agents, consultants, advisors, collaborators, actual or potential Sublicensees, (sub)licensees, subcontractors, manufacturers, who, in each case, have a need to know such information in order to perform Exploitation activities under this Agreement or otherwise perform such Party’s obligations or exercise such Party’s rights under this Agreement;
(f)    made or on behalf of a Party or its Affiliate to the counterparty to an Upstream Agreement, solely to the extent necessary to enable Licensor to comply with its obligations thereunder, provided, however, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Section 10 and provided, further, that the Confidential Information so disclosed shall be limited to that information which is strictly required to be disclosed to enable compliance with such Upstream Agreement; or
(g)    made by or on behalf of the receiving Party to bona fide potential or actual sources of financing, investors, strategic partners, acquirers and other financial and commercial partners, and their respective attorneys, accountants, banks, investors and advisors as may be necessary in connection with their evaluation of such potential or actual investment, debt transaction, partnership, collaboration, or acquisition; provided, however, that in each case of clauses (e) and (g), such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Section 10.
10.1.5    Each Party shall procure that all its employees, directors, agents, consultants, advisors, collaborators, contractors, Affiliates, Sublicensees and licensees, who have access to any information of the other Party to which the obligations of this Section 10.1 apply, shall be made aware of, subject to, and comply with the above obligations.
10.1.6    The Mutual Confidential Disclosure Agreement by and between Licensor and Licensee dated January 24, 2020 (as amended, the “Confidentiality Agreement”) is hereby superseded and replaced by this Agreement, and information disclosed pursuant to such Confidentiality Agreement prior to the Effective Date will be protected as Confidential Information under this Section 10.1 of this Agreement.
10.1.7    Notwithstanding the provisions of this Section 10.1, each Party shall comply with the obligations of Licensor pursuant to Section 10.1 of the 3SBio License Agreement.
10.2    Publicity. The Parties have agreed on the language of their respective press releases announcing this Agreement, which are attached hereto as Annex D, to be issued by the Parties promptly after the Effective Date. Subject to the foregoing, the Parties have agreed that neither Party shall issue any public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure as is, in the opinion of the disclosing Party’s counsel, required by applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). In the event a Party is, in the opinion of its counsel, required by applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party, in accordance with this Section 10.2; provided that such information remains true and accurate as of such time.
10.3    Equitable Relief. Each Party acknowledges that a breach of this Section 10 may not reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other Party irreparable injury and damage. Therefore, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth in this Agreement.
11.    TRANSPARENCY, DATA PROTECTION.
11.1    Transparency. Each Party acknowledges that the other Party is subject to applicable Laws related to: (i) the collection and reporting of any payments or transfers of value to certain HCPs and teaching hospitals (collectively, “Financial Transparency Laws”), which include, without limitation, relevant provisions of the U.S. Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h) and its implementing regulations along with similar laws and regulations in other countries; and (ii) the collection and reporting requirements, and the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs, as well as any registration, notification and reporting requirements under any state drug pricing transparency laws, and its implementing regulations, respectively, along with similar laws and regulations in other countries (collectively, “Drug Pricing Transparency Laws”, and together, with the Financial Transparency Laws, the “Transparency Laws”). Each Party shall reasonably cooperate with the other Party in its compliance in all material respects with Transparency Laws and promptly provide any information requested by such other Party in connection with this Agreement in a mutually agreed upon format that is necessary or reasonably useful for such other Party to comply with its obligations under the Transparency Laws. With respect to the Financial Transparency Laws, each Party shall have the right to allocate payments or other transfers of value in connection with this Agreement in any required reporting under such laws in accordance with its normal business practices.
11.2    Data Protection. Each Party shall fully comply with its obligations under applicable Data Protection Laws in the performance of its obligations hereunder. Without limiting the foregoing:
11.2.1    to the extent a Party is the sponsor of each clinical trial, each Party shall ensure that all patient authorizations and consents required under applicable Data Protection Laws are obtained and permit the sharing of data and information by the Parties under this Agreement. Where safety information is received outside the conduct of a clinical trial by a Party and that Party subsequently shares such safety information with the other Party under this Agreement, the disclosing Party shall ensure that all patient authorizations and consents required under applicable Data Protection Laws permit such sharing of safety information by the Parties;
11.2.2    Each Party shall, at the other Party’s expense, provide the other with such assistance as may be reasonably requested to ensure that each Party complies with their obligations under applicable Data Protection Laws. For clarity, such assistance may include, but is not limited to cooperating in response to requests from data subjects and notifying the other Party of the receipt of such requests.
11.2.3    Each Party acknowledges that each Party is under an obligation to ensure that the Personal Data they Process in connection with this Agreement and which the disclosing Party discloses in connection with this Agreement is limited to only that which is necessary for the purposes of the Processing, therefore the disclosing Party shall, notwithstanding any other provision of this Agreement, use Commercially Reasonable Efforts to transfer only that Transferred Data which is required to facilitate the performance of this Agreement. If the receiving Party reasonably believes that additional Personal Data is required to be disclosed to enable the performance of this Agreement, the receiving Party shall notify the disclosing Party and the Parties shall discuss in good faith whether such additional Personal Data will be disclosed by the disclosing Party, taking into account each Party’s obligations under applicable

Data Protection Laws, the potential for the provision of anonymized data in place of the requested Personal Data, and any actions which are required to be taken by either Party in connection with such requested disclosure.
11.2.4    each Party (on behalf of itself, its Affiliates and its Sub-Licensees and contractors) agrees and acknowledges that (wherever possible whilst meeting the objectives of this Agreement) it:
(a)    shall ensure that the Confidential Information transferred under this Agreement cannot be used by the receiver to identify a Data Subject and does not constitute Personal Data in respect of which EU Data Protection Law applies;
(b)    shall ensure that the Confidential Information transferred under this Agreement does not constitute personally identifiable information or equivalent information under any applicable Data Protection Laws; and
(c)    shall not provide the receiver with any additional information (if any), including any key codes or any other mechanism or data, that may enable the receiving Party to attribute the Information to any identified or identifiable natural person, and, notwithstanding the foregoing, if either Party (i) transfers Personal Data in connection with this Agreement in respect of which EU Data Protection Law applies, each Party will comply with its respective obligations as set out in Annex C, and (ii) with respect to any other Personal Data or personally identifiable information transferred or received under this Agreement, each Party shall comply with any applicable obligations under applicable Data Protection Laws, including, but not limited, to imposing the same confidentiality and security requirements as outlined in this Agreement; and
11.2.5    The Parties agree to negotiate and agree in good faith modifications to this Agreement (including Annex C) to the extent required for the Parties to transfer or Process any Personal Data or other personally identifiable information (if any) transferred or received under this Agreement in compliance with applicable Data Protection Laws or to address the legal interpretation of Data Protection Laws. Without limiting the foregoing, to the extent Licensor will Process Personal Data on behalf of Licensee, the Parties shall enter into a separate data processing agreement covering, at a minimum, the requirements of Article 28 GDPR.
11.2.6    Personal Data Breach. In the event of a Personal Data Breach, to the extent required by applicable Data Protection Laws, the affected Party shall notify the other Party without delay upon, but no later than 48 hours after the affected Party, or any Affiliate, sublicensee or data processor, becomes aware of a Personal Data Breach and each Party shall comply with its obligations under applicable Data Protection Laws and shall provide reasonable assistance to the other Party to enable the other Party to comply with its obligations under applicable Data Protection Laws, which may include providing such reasonable information, on the other Party’s reasonable request, as is required to enable such other Party to meet any obligations (including timelines) to report or inform Data Subjects of the Personal Data Breach under the applicable Data Protection Laws. Additionally, each Party shall use Commercially Reasonable Efforts to promptly and thoroughly investigate all incidents of unauthorized access to, use, or disclosure of Personal Data.
12.    REPRESENTATIONS, WARRANTIES AND COVENANTS
12.1    Mutual Representations and Warranties. As of the Execution Date, each Party hereto represents and warrants to the other Party that:

12.1.1    it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;
12.1.2    the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate: (i) such Party’s charter documents, bylaws or other organizational documents; (ii) in any material respect, any agreement, instrument or contractual obligation to which such Party is bound; (iii) any requirement of any applicable Law; or (iv) any Order presently in effect applicable to such Party;
12.1.3    this Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity);
12.1.4    it is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would materially impede the fulfilment of its obligations hereunder; and
12.1.5    neither it nor any of its Affiliates has been debarred or is subject to debarment and neither it nor any of its Affiliates has used or will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA (or similar applicable Law outside of the U.S.) or who is the subject of a conviction described in such section; and it will inform the other Party in writing promptly if it or any such Person who is performing services hereunder is debarred or is the subject of a conviction described in such Section 306 of the FFDCA (or similar applicable Law outside of the U.S.) or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of its or its Affiliates’ knowledge, is threatened, relating to the debarment or conviction of it or any such Person performing services hereunder; and
12.1.6    it is entitled to claim the benefits of the income tax treaty between the United States and Sweden both generally as a “resident” of such jurisdiction (within the meaning of Article 4 thereof) and under the Limitation on Benefits article (Article 17, as amended).
12.2    Additional Representations and Warranties of Licensor. As of the Execution Date, Licensor further represents and warrants to Licensee that:
12.2.1    Annex A sets forth a true, complete and accurate list of all Licensed Patents existing as at the Effective Date;
12.2.2    it exclusively owns or Controls pursuant to an Upstream Agreement the Licensed Technology, without Encumbrance (except for Permitted Encumbrances);
12.2.3    it has the right to grant the License as purported to be granted hereunder;
12.2.4    [***], neither Licensor nor any of its Affiliates is a party to an Upstream Agreement pursuant to which Licensor or such Affiliate in-licenses any Patents or Know-How that are necessary or reasonably useful for the Exploitation of SEL-212 as contemplated by Licensor or its Affiliates as of the Execution Date;
12.2.5    (a) the Upstream Agreements are valid, binding, enforceable and in full force and effect, (b) neither Licensor nor, to Licensor’s knowledge, the counterparty to any such Upstream Agreement is in material breach thereof, and, to Licensor’s knowledge, no circumstances or grounds exist that would reasonably be expected to give rise to a claim of material breach or right of rescission, termination, revision, or amendment of any of the Upstream Agreements, including the execution, delivery and performance of this Agreement, and (c) Licensor has not received any written notice that it is in default (or with the giving of notice or lapse of time or both, would be in material default) under any Upstream Agreement;
12.2.6    to Licensor’s knowledge, the master Cell Bank for the Compound owned or controlled by 3SBio as of the Execution Date, and each working Cell Bank for the Compound Controlled by Licensor or owned or controlled by 3SBio, respectively, as of the Execution Date, were generated under cGMP standards and in accordance with applicable Laws, and have been stored in a manner consistent with cGMP and industry standards;
12.2.7    it has performed or had performed cGMP runs to generate material for use in human clinical trials;
12.2.8    the Licensed Patents existing as of the Execution Date are, to Licensor’s knowledge, valid and enforceable;
12.2.9    all registrations with and applications to Governmental Authorities in respect of the Licensed Patents or to Regulatory Authorities in respect of the Compound, ImmTOR or SEL-212 required to be made by Licensor or its Affiliates in connection with the Exploitation of the Products, or made at its or its Affiliates’ direction and under its or its Affiliates’ control, in connection with the Exploitation of the Product, are in full force and effect and Licensor or its relevant Affiliate has taken all actions required to maintain their validity, and (a) effectiveness (in the case of such registrations with and applications to Regulatory Authorities) or (b) enforceability (in the case of such registrations with and applications to Governmental Authorities in respect of the Licensed Patents);
12.2.10    it has taken commercially reasonable measures to protect the secrecy, confidentiality and value of the Licensed Know-How and, to Licensor’s knowledge, no event has occurred which has resulted in the unauthorized use or disclosure of any Licensed Know-How or which otherwise resulted in any Licensed Know-How falling into the public domain;
12.2.11    it has not received any written Claim alleging that Licensor’s or its Affiliates’ or licensee’s use of the Licensed Technology or Development of the Compound, ImmTOR and/or Product infringes or misappropriates any intellectual property rights of any Third Party (including any written Claim that Licensor must license or refrain from using any intellectual property rights of any Third Party in order to Exploit the Compound, ImmTOR and/or Product);
12.2.12    to Licensor’s knowledge: (a) no Third Party has infringed upon, misappropriated, or otherwise violated the Licensor’s rights in Licensed Technology; and (b) no facts exist as of the Execution Date which would form a reasonable basis for any claim of such infringement, misappropriation, or other violation;
12.2.13    no Claim is pending or, to Licensor’s knowledge, is threatened which challenges the legality, validity, enforceability, use, or ownership of any owned Licensed Technology or, to Licensor’s knowledge, in-licensed Licensed Technology;
12.2.14    except for routine patent prosecution proceedings in patent offices throughout the world, there is no pending or, or to Licensor’s knowledge, threatened, re-examination, opposition, interference, or litigation against or involving, or any written communication alleging that, any owned Licensed Patent, or, to Licensor’s knowledge, in-licensed Licensed Patent, is invalid or unenforceable anywhere in the world;

12.2.15    to Licensor’s knowledge, there are no facts existing as of the Execution Date which would form a reasonable basis for any Claim of infringement, misappropriation, or other violation of any intellectual property rights of any Third Party existing as of the Execution Date related to the Licensed Technology or the Exploitation of the Compound, ImmTOR and / or the Product as contemplated by Licensor or its Affiliates as of the Execution Date;
12.2.16    to Licensor’s knowledge, having made reasonable inquiry, (a) the Development and Manufacture of the Compound, ImmTOR, and the Product (in the formulation in which it exists as of the Execution Date) in the Territory does not, and (b) the Exploitation of the Product (in the formulation in which it exists as of the Execution Date) in the Territory as contemplated by Licensor or its Affiliates as of the Execution Date will not, in each case ((a) and (b)) infringe upon or misappropriate, any intellectual property rights of any Third Party existing as of the Execution Date;
12.2.17    ImmTOR [***] conform to the statements in Annex G ([***]);
12.2.18    Licensor holds such Regulatory Approvals, and other permits, licenses, franchises, authorizations and clearances issued by the FDA or any other Regulatory Authority as are required in connection with the Development conducted to date by Licensor or its Affiliates of the Compound, ImmTOR or Product;
12.2.19    neither Licensor nor any of its Affiliates has received any warning letters or written correspondence from the FDA or any other Regulatory Authority requiring the termination, suspension or material modification of any clinical or pre-clinical studies or tests with respect to the Compound, ImmTOR or Product;
12.2.20    Licensor and its Affiliates have complied in all material respects with all applicable Law, including GCPs and GLPs, and all applicable Data Protection Laws, in connection with the Development conducted to date by Licensor or its Affiliates of the Compound, ImmTOR and the Product;
12.2.21    Licensor has provided Licensee with a complete and accurate copy of the most current version of the IND for SEL-212 held by Licensor;
12.2.22    the IND and all other Regulatory Filings filed by Licensor with respect to the Product were, at the time of filing, true, complete, and accurate in all material respects;
12.2.23    Licensor has disclosed all facts required to be disclosed with respect to the Compound, ImmTOR and Product to each applicable Regulatory Authority, and Licensor has filed with the applicable Regulatory Authority all required notices, reports, and other Regulatory Materials with respect to the IND held by Licensor for SEL-212;
12.2.24    Licensor has not received any notice from any Regulatory Authority or other Governmental Authority commencing or threatening withdrawal of any active IND for SEL-212 held by Licensor;
12.2.25    all Compound, ImmTOR and / or Product for clinical studies has been Manufactured and stored in material compliance with cGMP and all applicable Law;
12.2.26    Licensor is not as of the Execution Date in material dispute with any Third Party supplier responsible for the supply of the Compound, ImmTOR and / or SEL-212;
12.2.27    Licensor has not initiated a voluntary proceeding under any applicable bankruptcy code; and

12.2.28    there is no involuntary proceeding under any applicable bankruptcy code pending against Licensor as of the Execution Date.
13.    SUPPLY
13.1    Supply for Existing Pivotal Trials.
13.1.1    Subject to Section 4.3.7, if applicable, Licensor shall Manufacture and supply (or ensure the Manufacture and supply of) quantities of Product as necessary for the completion of the Licensor Development Activities.
13.1.2    Licensor shall ensure that,
(a)    at the time of delivery of Product, [***] and ImmTOR, [***], in each case to the trial site for the Existing Pivotal Trials or relevant location:
(i)    the Product or ImmTOR, as applicable, shall have sufficient shelf life as is required to meet the requirements of the Existing Pivotal Trials until [***], the Product or ImmTOR, as applicable, shall have at least [***] months remaining shelf life, or such greater remaining shelf life as is required to meet the requirements of the Existing Pivotal Trials;
(ii)    the Product or ImmTOR, as applicable shall have been Manufactured, released, stored and supplied (for clarity, including all packaging and labelling) in compliance with: (i) the applicable Specifications; (ii) the relevant Quality Agreement; and (iii) all applicable Law, cGMP and GCP,
(iii)    it shall be solely responsible for obtaining and maintaining (or for ensuring that its relevant contract manufacturers obtain and maintain) all approvals of Regulatory Authorities that are required to Manufacture, release, store and supply the Product or ImmTOR, as applicable, in compliance with applicable Law and cGMP, for the Existing Pivotal Trials, and
(iv)    it shall be solely responsible for all Manufacturing, release, acceptance and release testing of the Product or ImmTOR, as applicable, for the Existing Pivotal Trials, and the subsequent handling, storage, transportation, warehousing and distribution thereof; and
(b)    without limiting the foregoing, at the time of delivery of Product to the trial site for the Existing Pivotal Trials, such Product shall have been packaged, labelled and released and stored (subject to Licensee’s obligation under Section 4.3.7 regarding the Compound, if applicable) in compliance with: (i) the applicable Specifications; (ii) the Licensor’s quality agreement with its relevant subcontractor(s); and (iii) all applicable Law, cGMP and GCP.
13.2    Supply Agreement. Without limiting Section 13.1, the Parties shall use good faith efforts to negotiate and enter into a Supply Agreement on the terms set out on Annex F on or before [***] days after the Effective Date or such longer period as may be mutually agreed by the Parties, pursuant to which, Licensor shall Manufacture, release and supply (or procure the Manufacture and supply of) commercial (and if required, clinical) quantities of ImmTOR or Product [***] (in accordance with all applicable Law, cGMP and GCP) to Licensee, its Affiliates and / or its Sublicensees in each case solely for use to Exploit the Product in accordance with the License.
13.3    Supply Price. Without limiting Section 13.2, the Parties agree that Product, [***] and, [***] ImmTOR, in each case, supplied for the Existing Pivotal Trials or under the Supply Agreement shall be supplied at the Supply Price therefor. Licensor shall solely bear all royalties and other amounts payable to Third Parties (other than under the Transferring Agreements following transfer to Licensee) in connection with its supply obligations under this Section 13, and Licensor warrants that the Supply Price accurately reflects the cost of manufacturing and supplying the Product and does not include any allocation of royalty or other amounts payable to Licensor’s licensors. Licensor shall use Commercially Reasonable Efforts to decrease the Supply Price over time.
13.4    Second Source Supplier; Technology Transfer.
13.4.1    Notwithstanding Sections 13.1 and 13.2, at any time during the Term, Licensee may request in writing that the Parties discuss and mutually agree in good faith (each acting reasonably) via the JSC upon a Third Party contract manufacturer as a second source of supply of ImmTOR to Licensee solely for Licensee’s, its Affiliates’ and its Sublicensees’ Exploitation of the Products in the Field in the Territory as permitted under this Agreement (the “Second Source Supplier”). Each Party hereby agrees not to unreasonably withhold, delay or condition its approval right in the mutual selection of the Second Source Supplier.
13.4.2    If a Second Source Supplier is selected in accordance with Section 13.4.1, at Licensee’s reasonable cost (provided Licensor shall provide Licensee with monthly updates regarding legal fees accrued to date and estimates of legal fees to completion), Licensor shall, in consultation with, and subject to prior approval by, Licensee, promptly enter into a commercially reasonable written agreement with such Second Source Supplier that:
(a)    will provide for the qualification by Licensor of the Second Source Supplier to Manufacture commercial quantities of ImmTOR under applicable Laws (including validation of the facility/ies of such Second Source Supplier) for Licensee, its Affiliates and its Sublicensees solely for Exploitation of the Products in the Field in the Territory as permitted under this Agreement;
(b)    will be dedicated to Manufacturing and supplying ImmTOR to Licensee, its Affiliates and its Sublicensees solely for Exploitation of the Products in the Field in the Territory as permitted under this Agreement and no other licensees of Licensor; and
(c)    [***],
(such agreement, the “Licensee CMO Agreement”).
13.4.3    Licensor shall keep Licensee reasonably informed as to the status of the Licensee CMO Agreement negotiations and give Licensee reasonable opportunity to comment on drafts (with Licensee being responsible for all costs and expenses it incurs with its review and comment).
13.4.4    [***], Licensor will engage and at all times manage in all respects the engagement of the Second Source Supplier, at Licensee’s cost.
13.4.5    Licensor shall not materially breach or be in material default under any of its obligations under the Licensee CMO Agreement or take any other action, or omit or fail to take any action (including making necessary payments) that would result in early termination thereof or otherwise have an adverse effect on supply of ImmTOR to Licensee, its Affiliates and its Sublicensees solely for Exploitation of the Products in the Field in the Territory as permitted under this Agreement.
13.4.6    At any time after the execution of the Licensee CMO Agreement, Licensee may request in writing that Licensor complete, at Licensee’s cost, a Manufacturing technology transfer to the Second Source Supplier of the ImmTOR Manufacturing Process, which shall include Licensor cooperating with, and providing (or causing its relevant Affiliates or subcontractors to provide) all reasonable assistance, to the Second Source Supplier, including providing copies of all Licensed Know-

How which is reasonably necessary to manufacture ImmTOR (including, for clarity, all reference standards, reagents and other materials reasonably necessary for such Manufacturing) in accordance with the specifications of ImmTOR as set forth in the Quality Agreement therefor and Regulatory Approval for the Product, and in compliance with cGMP and applicable Laws solely for Licensee’s, its Affiliates’ and its Sublicensees’ Exploitation of the Products in the Field in the Territory as permitted under this Agreement (the “Technology Transfer”).
13.4.7    If Licensee makes a request for a Technology Transfer, Licensor will, (a) promptly complete the Technology Transfer to the Second Source Supplier, (b) provide (or cause to be provided by its relevant Affiliates or subcontractors) to the Second Source Supplier a reasonable level of technical assistance and consultation to support such Technology Transfer and provide reasonable assistance with the qualification of the Second Source Supplier’s Manufacturing facility/ies with applicable Regulatory Authorities, and (c) without limiting clause (b), provide for a certain percentage of the supply of ImmTOR solely for Licensee’s, its Affiliates’ and its Sublicensees’ Exploitation of the Products in the Field in the Territory as permitted under this Agreement to be supplied under the Supply Agreement via such Second Source Supplier. In addition to qualifying the Second Source Supplier, Licensor shall be solely responsible for ensuring that the Second Source Supplier maintains all approvals of Regulatory Authorities that are required to Manufacture, store and supply ImmTOR, as applicable, in compliance with applicable Law and cGMP for Licensee, its Affiliates and its Sublicensees solely for Exploitation of the Products in the Field in the Territory as permitted under this Agreement. Licensee shall reimburse Licensor’s costs of such Technology Transfer at the FTE Rate and subject to a mutually agreed budget, provided that if Licensor plans, at the time of such Technology Transfer, to use (or does, within the [***] years following such Technology Transfer, so use) the Second Source Supplier to supply ImmTOR to Licensor, its Affiliates or other of its licensees, Licensee shall bear only (or shall be reimbursed) its pro rata share of such costs.
13.4.8     [***]
(a)    [***].
(b)    [***].
13.5    Cell Bank. On Licensee’s request, Licensor shall transfer the working Cell Bank Controlled by the Licensor for the Manufacture of Compound to Licensee within [***] days following the date of Licensee’s request, and shall maintain (or have maintained) the same until such transfer, provided that Licensor may retain a sufficient part of the working Cell Bank as is required to be held by or on behalf of Licensor to enable Licensor to comply with its ongoing supply obligations hereunder.
13.6    Quality Agreements. The Parties will use good faith efforts to negotiate and enter into the Quality Agreements (including a Quality Agreement for ImmTOR on the terms set out on Annex F) on or before the date that is [***] days after the Effective Date or such longer period as may be mutually agreed by the Parties. The Parties acknowledge and agree that the Quality Agreements will govern all technical and quality matters relating to the Existing Pivotal Trials and the Manufacture and supply of clinical and commercial quantities of Product pursuant to the Supply Agreement as more particularly set out therein. If there is a conflict between this Agreement and the Quality Agreements, the relevant Quality Agreement shall govern in relation to technical quality issues only.
14.    INDEMNIFICATION
14.1    Indemnification by Licensor. Licensor shall indemnify, defend and hold harmless Licensee and its Affiliates, Sublicensees and each of their respective employees, officers, directors and agents (each a “Licensee Indemnitee”) from and against any and all liabilities, losses and damages (“Losses”) that result from any Claim made or brought against a Licensee Indemnitee by or on behalf of a Third Party, and any direct out-of-pocket costs and expenses (including reasonable attorneys’ fees) (“Litigation Costs”) incurred by a Licensee Indemnitee while investigating or conducting the defense of such Third Party Claim, in either case, solely to the extent such Claim is based on or arises out of:
14.1.1    [***]
14.1.2    [***]
14.1.3    [***]
14.1.4    [***]
14.1.5    [***]
provided, however, that in the case of Sections 14.1.1 to 14.1.4 (inclusive), such indemnification right shall not apply to any Claims, Losses or Litigation Costs (a) to the extent directly attributable to the gross negligence or willful misconduct of a Licensee Indemnitee or Licensee’s breach of this Agreement, or (b) for which Licensee is obligated to indemnify Licensor under Section 14.2.
14.2    Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless Licensor and its Affiliates and each of their respective employees, officers, directors and agents (each an “Licensor Indemnitee”) from and against any and all Losses that result from any Claim made or bought against an Licensor Indemnitee by or on behalf of such Third Party, and any Litigation Costs incurred by an Licensor Indemnitee while investigating or conducting the defense of such Third Party Claim, in either case, solely to the extent such Claim is based on or arises out of:
14.2.1    [***]
14.2.2    [***]
14.2.3    [***];
provided, however, that such indemnification right shall not apply to any Claims, Losses or Litigation Costs (a) to the extent directly attributable to the gross negligence or willful misconduct of a Licensor Indemnitee or Licensor’s breach of this Agreement, or (b) for which Licensor is obligated to indemnify Licensee under Section 14.1.
14.3    Indemnification Procedures.
14.3.1    All indemnification claims in respect of a Licensor Indemnitee shall be made solely by Licensor and all indemnification claims in respect of a Licensee Indemnitee shall be made solely by Licensee.
14.3.2    Subject to Section 14.3.1, promptly after receipt by a Party seeking indemnification under this Section 14 (an “Indemnitee”) of notice of any pending or threatened Claim against it by a Third Party, such Indemnitee shall give written notice thereof to the Party from whom the Indemnitee is entitled to seek indemnification pursuant to this Section 14 (the “Indemnifying Party”); provided that the failure so to notify the Indemnifying Party shall not relieve it of any liability that it may have to any Indemnitee hereunder, except to the extent the Indemnifying Party demonstrates that it is materially prejudiced thereby, and in no event shall the Indemnifying Party be liable for any Losses to the extent resulting from any delay of the Indemnitee in providing such notice.
14.3.3    The Indemnitee:

(a)    shall not at any time admit liability or otherwise settle or compromise, or attempt to settle or compromise, any such matter (or any aspect of it) except on the Indemnifying Party’s express written instructions;
(b)    shall give the Indemnifying Party sole conduct of the defense, negotiation or settlement of any such matter upon request (except that the Indemnitee can participate in such defense or consent to such settlements as and to the extent described below) at the Indemnifying Party’s sole cost;
(c)    may participate, if the Indemnifying Party assumes such defense, in any such matter through counsel of its own choice at such Indemnitee’s sole cost and expense; provided, however, that the Indemnifying Party shall pay the fees and expenses of such separate counsel if the interests of the Indemnified Party and Indemnitee with respect to any such matter are sufficiently adverse to prohibit the representation by the same counsel of both the Indemnifying Party and the Indemnitee under applicable Laws, ethical rules, or equitable principles;
(d)    shall act in accordance with the Indemnifying Party’s reasonable instructions, and give the Indemnifying Party such assistance as it may reasonably require in the conduct of any defense, negotiation or settlement of any such matter, and the Indemnifying Party shall reimburse the reasonable and verifiable out-of-pocket costs and expenses incurred by the Indemnitee; and
(e)    shall take all reasonable steps to mitigate any Losses which it may incur as a result of such matter.
14.3.4    The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any indemnification claim without the prior written consent of the Indemnitee (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that the consent of the Indemnitee shall not be required with respect to any such settlement or judgment if the Indemnifying Party or its insurer agrees in writing to pay or cause to be paid any amounts payable pursuant to such settlement or judgment and includes a full release of the Indemnitee from further liability or if such settlement or judgment imposes no admission of liability by or other obligation on the Indemnitee that will not be assumed and performed in full by the Indemnifying Party.
14.4    Insurance. Each of Licensor and Licensee shall have and maintain such type and amounts of liability insurance covering its activities under this Agreement as is normal and customary in the pharmaceutical industry generally for parties similarly situated. Each Party shall, upon request of the other Party, provide the requesting Party with a copy of the foregoing policies of insurance, along with any amendments and revisions thereto.
15.    LIMITATION OF LIABILITY
15.1    LIMITS. [***] AND SOLELY TO THE EXTENT PERMITTED BY APPLICABLE LAWS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER ANY CIRCUMSTANCES OR ANY LEGAL OR EQUITABLE THEORY, WHETHER IN CONTRACT, STRICT LIABILITY OR OTHERWISE, FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OR ANY LIMITED REMEDY.
15.2    KNOWLEDGE. THE RIGHTS OF LICENSEE TO INDEMNIFICATION OR ANY OTHER REMEDY UNDER THIS AGREEMENT SHALL NOT BE AFFECTED, LIMITED OR DEEMED WAIVED BY REASON OF ANY KNOWLEDGE THAT LICENSEE (OR ANY OF ITS AFFILIATES OR REPRESENTATIVES) MAY HAVE ACQUIRED, OR COULD HAVE ACQUIRED

THAT ANY SUCH REPRESENTATION OR WARRANTY IS, WAS OR MIGHT BE INACCURATE, WHETHER BEFORE OR AFTER THE EXECUTION DATE, NOR BY ANY INVESTIGATION OR DILIGENCE BY LICENSEE (OR ANY OF ITS AFFILIATES OR REPRESENTATIVES). LICENSOR HEREBY ACKNOWLEDGES THAT, REGARDLESS OF ANY INVESTIGATION MADE (OR NOT MADE) BY OR ON BEHALF OF LICENSEE (OR ANY OF ITS AFFILIATES OR REPRESENTATIVES), AND REGARDLESS OF THE RESULTS OF ANY SUCH INVESTIGATION, THE LICENSEE HAS ENTERED INTO THIS AGREEMENT IN EXPRESS RELIANCE ON THE REPRESENTATIONS AND WARRANTIES OF THE LICENSOR MADE IN THIS AGREEMENT.
16.    TERM AND TERMINATION
16.1    Term. The term of this Agreement shall begin upon the Effective Date and shall continue in full force and effect, unless terminated as hereinafter provided in this Section 16, on a Product-by-Product basis until the date on which the Royalty Term has expired in each country in the Territory for such Product and will finally expire upon the expiration of the last-to-expire Royalty Term (the “Term”).
16.2    Termination of Agreement for Material Breach. Either Party may terminate this Agreement for material breach of this Agreement by the other Party by giving [***] days’ written notice to the breaching Party (specifying in reasonable detail the basis for such termination), unless the breaching Party has cured such breach or default prior to the expiration of such cure period, or, if such breach is not susceptible to cure within such cure period even with the use of Commercially Reasonable Efforts, the non-breaching Party’s right to termination shall be suspended only if and for so long as the breaching Party has provided to the non-breaching Party a reasonable written plan, calculated to effect a cure of such breach, and the breaching Party commits to and is diligently performing such plan.
16.3    Termination of Agreement for Bankruptcy. Either Party may terminate this Agreement upon the occurrence of one or more of the following:
16.3.1    immediately upon written notice to the other Party in the event the other Party initiates a voluntary proceeding under any applicable bankruptcy code; or
16.3.2    immediately upon written notice to the other Party in the event the other Party becomes the subject of an involuntary proceeding under any applicable bankruptcy code and such proceeding is not dismissed or stayed within [***] days of its commencement.
16.4    Termination of Agreement for Patent Challenge. If Licensee or any of its Affiliates brings, or actively supports a Third Party’s efforts to bring, an action challenging the validity, patentability or enforceability of any Licensed Patents (a “Patent Challenge”), Licensor may terminate this Agreement by giving [***] days’ written notice to Licensee, unless Licensee has filed a motion to dismiss with prejudice such action or caused such action to be dismissed with prejudice within [***] days following receipt of such notice. Provided, however, that the foregoing shall not apply to situations where (a) Licensee or such Affiliate is to participate in such patent challenge pursuant to a subpoena or court order or participates in a proceeding that is initiated by a patent office and not at the instigation of Licensee or such Affiliate, (b) any assertion by Licensee or such Affiliate relating to validity, patentability, priority, construction, non-infringement, inventorship, ownership or enforceability as a defense in any legal proceeding, administrative proceeding or arbitration brought by Licensor or 3SBio or their licensees or assignees asserting infringement against Licensee or such Affiliate, or (c) any challenge brought by a Third Party which subsequently becomes an Affiliate of Licensee provided such challenge was initiated at least one (1) month before the signing of the definitive document(s) whereby such Third Party became an Affiliate of Licensee and the Licensee causes such Third Party to file a motion to dismiss with prejudice such challenge within [***] days after such Third Party becomes an Affiliate of Licensee. For clarity, this Section 16.4 shall not apply to arguments made by Licensee or its Affiliates that distinguish the inventions claimed in Licensed Patents from those claimed in the patent applications owned or controlled by Licensee or any of its Affiliates in the ordinary course of ex parte prosecution of such patent applications.
16.5    Termination of Agreement by Licensee. Licensee may terminate this Agreement upon not less than one hundred and eighty (180) days’ written notice to Licensor for convenience.
16.6    Effects of Termination by Licensor for Cause or by Licensee for Convenience. Upon termination of this Agreement by Licensor pursuant to Section 16.2, 16.3 or 16.4, or by Licensee pursuant to Section 16.5, which shall apply as a lead-in to each of the subsections of this Section 16.6 below:
16.6.1    Termination of License. The License and any rights of use or access granted to Licensee under this Agreement will terminate.
16.6.2    [***].
(a)    At Licensor’s request delivered no later than [***] days after the effective date of termination, effective upon such effective date of termination of this Agreement, Licensee [***].
(b)    LICENSOR AGREES AND ACKNOWLEDGES THAT [***] ITS AND THEIR SUBLICENSEE’S [***].
(c)    [***].
(d)    [***].
16.6.3    [***].
16.6.4    Right to Sell-Off. Licensee and its Affiliates and Sublicensees shall have the non-exclusive right to sell off any Product within their Control for a period not to exceed [***] months from the date of termination, subject to payment of all applicable Royalty obligations under Section 6.4.
16.6.5    Cooperation. Without limiting either Party’s obligations under this Section 16.6, the Parties will reasonably cooperate to effect a smooth transition following the effective date of termination of this Agreement.
16.6.6    Continuation of Supply. [***].
16.6.7    [***].
16.6.8    [***].
16.6.9    Return of Confidential Information. [***], each Party will promptly destroy or return to the other Party all of such other Party’s Confidential Information that was provided by or on behalf of such other Party hereunder that is in the possession or control of such Party (or any of its Affiliates), except that such Party will have the right to retain copies of Confidential Information of such other Party to the extent required for legal and archival purposes.
16.6.10    [***].
16.6.11    Dissolution of JSC. The JSC and, if applicable, any subcommittees it formed will be dissolved as of the effective date of such termination, provided that, for any surviving provisions requiring action or decision by the JSC or any such subcommittees or an Executive Officer, each Party will appoint representatives to act as its JSC and subcommittee members or Executive Officer, as applicable.
16.6.12    Termination of Rights and Obligations. Except as set forth in this Section 16.6 and Section 16.9, as of the effective date of such termination, all rights and obligations of the Parties under this Agreement will terminate.
16.6.13    Future Assurances. Each Party will execute all documents, or cause to be executed all documents, and take, or cause to be taken, all such further actions as may be reasonably requested by the other Party in order to give effect to the foregoing clauses.
16.7    Effect of Termination by Licensee for Cause. Upon termination of this Agreement by Licensee pursuant to Section 16.2 or Section 16.3, which shall apply as a lead-in to each of the subsections of this Section 16.7 below:
16.7.1    Continuation of License. At Licensee’s option, exercised by providing written notice to Licensor prior to the effective date of such termination (the exercise of which Licensee may revoke at any time thereafter by providing written notice to Licensor), the License and other rights of use or access granted by Licensor to Licensee under the Licensed Technology will remain in effect in accordance with their respective terms and become perpetual and irrevocable, subject to, (a) if Licensee terminates pursuant to Section 16.3, (i) Licensee’s continued compliance with its diligence obligations set forth in Sections 4.1.2 and 5.1.2 and (ii) Licensee’s continuing obligation to make milestone and royalty payments under Section 6 in the amounts payable as of the effective date of such termination (subject to any right of set-off under Section 6.5), or (b) [***], and, in each case of (a) and (b), to pay any payments owed to Licensor’s licensors under any Upstream Agreements.
16.7.2    Return of Confidential Information. Except in the case of Licensee for any Confidential Information of Licensor that is the subject of its continuing license pursuant to Section 16.7.1, each Party will promptly destroy or return to the other Party all of such other Party’s Confidential Information that was provided by or on behalf of such other Party hereunder that is in the possession or control of such Party (or any of its Affiliates), except that such Party will have the right to retain copies of Confidential Information of such other Party to the extent required for legal and archival purposes.
16.7.3    Dissolution of JSC. The JSC and, if applicable, any subcommittees it formed will be dissolved as of the effective date of such termination, provided that, for any surviving provisions requiring action or decision by the JSC or any such subcommittees or an Executive Officer, each Party will appoint representatives to act as its JSC and subcommittee members or Executive Officer, as applicable.
16.7.4    Termination of Rights and Obligations. Except as set forth in this Section 16.7 and Section 16.9, as of the effective date of such termination, all rights and obligations of the Parties under this Agreement will terminate.
16.7.5    Further Assurances. Licensor will execute all documents, or cause to be executed all documents, and take, or cause to be taken, all such further actions as may be reasonably requested by Licensee in order to give effect to the foregoing clauses.
16.8    Licensor’s Insolvency. Except to the extent that Licensor is subject to a case under the Bankruptcy Code and the following conflicts with Section 365(n) of the Bankruptcy Code, upon Licensor entering into any voluntary or involuntary bankruptcy, insolvency or restructuring proceeding during the Term of this Agreement, and notwithstanding any attempted termination of this Agreement by any trustee, administrator or executor of Licensor or an applicable bankruptcy court: (i) all rights and licenses herein granted to Licensee shall continue in full force and effect in perpetuity provided Licensee continues to comply with its diligence obligations set forth in Sections 4.1.2 and 5.1.2 and to pay any milestone payments and Royalties otherwise due hereunder (subject to any right of set-off hereunder); and (ii) Licensor shall have, to the extent required by applicable bankruptcy laws in order to maintain Licensee’ license rights hereunder, no further obligations under this Agreement other than to not interfere with Licensee’s license rights hereunder. The Parties agree that the terms of this Agreement are fair and reasonable and have been negotiated in an arms-length transaction between unrelated parties with each Party represented by legal counsel. If any provision herein is deemed onerous or otherwise unenforceable by any applicable bankruptcy court, the Parties shall use good faith efforts to amend the Agreement (e.g., removing such onerous provision) so as to avoid any consequences thereof under applicable bankruptcy laws.
16.9    Survival. In addition to any provisions expressly stated to survive expiration or early termination of this Agreement and except as expressly provided herein, Sections 1, 2.2.2 through 2.2.14 (in each case of 2.2.2 through 2.2.14 solely in case of Licensee electing to retain the License pursuant to Section 16.7.1 [***]), 2.3 (solely in case of Licensee electing to retain the License pursuant to Section 16.7.1), 2.6 (solely in case of Licensee electing to retain the License pursuant to Section 16.7.1), 2.8 (except in the case of termination by Licensor pursuant to Section 16.2, 16.3 or 16.4 or by Licensee pursuant to Section 16.5, and in each case following expiry of the period set forth in Section 16.6.4), 2.9, 2.11 [***], 4.3.6 (only until the expiry of the period required by applicable Law), 4.3.9 (only until the expiry of the period required by applicable Law), 6.6, 6.7, 7 (only to the extent stated therein with respect to Section 7.1 and 7.2), 8.4 (solely in case of Licensee electing to retain the License pursuant to Section 16.7.1), 8.6 (until the longer of the expiry of the period required by applicable Law and the expiry or earlier termination of the Safety Agreement), 8.7, 9.1 and 9.2 (in each case 9.1 and 9.2 solely: (i) [***], or (ii) in case of Licensee electing to retain the License pursuant to Section 16.7.1), 9.4 (only in the case of (i) expiration of this Agreement or (ii) Licensee electing to retain the License pursuant to Section 16.7.1 and for each ((i) and (ii)) in respect of pending or contemplated (at the time of such expiration or termination) litigation), 9.5 (only in the case of (i) expiration of this Agreement Licensee electing to retain the License pursuant to Section 16.7.1 and (ii) in respect of pending Third Party Infringement Claims), 9.6 (only in the case of Licensee electing to retain the License pursuant to Section 16.7.1), 9.7, 9.8 (only in the case of Licensee electing to retain the License pursuant to Section 16.7.1), 9.10, 10, (only to the extent stated therein), 11, 13.4.8 (only to the extent stated therein), 14, 15, 16.6, 16.7, 16.8, 16.9, 17 and 19, and Section 6 (to the extent any accrued rights to payment arose prior to, or are intended to, survive any expiration or early termination of this Agreement).
17.    DISPUTE RESOLUTION
17.1    Governing Law. This Agreement shall be governed by and construed in accordance with the applicable Laws of the State of New York, excluding any conflicts or choice of applicable Laws rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive applicable Laws of another jurisdiction.
17.2    Dispute Resolution.
17.2.1    Resolution by Executive Officers. Subject to Section 19.6 and except as otherwise expressly set forth in this Agreement, including Section 3.2, in the event of any disagreement, controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, or alleged breach of this Agreement (the “Dispute”), prior to instituting any proceeding on account of such Dispute, the Parties shall attempt in good faith to settle such Dispute first by referral of such matters to the JSC. After attempted resolution of any Dispute by the JSC in accordance, the Dispute shall be referred to the Executive Officers of the Parties in writing by either Party, who will use good faith efforts to resolve such matter within [***] days after the JSC’s submission of such matter to such Executive Officers, which good faith efforts will include at least one (1) meeting between such Executive Officers within [***] Business Days after such submission. Any final decision mutually agreed to by the Executive Officers shall be set forth in writing and be conclusive and binding on the Parties. In the event said Executive Officers are unable to resolve such Dispute or agree upon a mechanism to resolve such Dispute within [***] days of the first written request for dispute resolution under this Section 17.2.1, then the Parties shall resolve all such Disputes in accordance with Section 17.2.2.
17.2.2    Litigation. Except in relation to a matter expressly stated to be referred to Expedited Arbitration hereunder, any unresolved Dispute that was subject to Section 17.2.1 shall be brought exclusively in a court of competent jurisdiction, federal or state, located in New York, New York, and in no other jurisdiction.
17.2.3    Jurisdiction; Waiver of Trial by Jury. Subject to Section 19.6, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE THEIR RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS PARTICIPATION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
17.2.4    Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of New York or in the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
17.2.5    Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 19.8 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.
17.2.6    Confidentiality. Any and all non-public activities conducted under Section 17.2, including any and all non-public proceedings and decisions under Section 17.2.2, shall be deemed Confidential Information of each of the Parties, and shall be subject to the terms of Section 10.
17.2.7    Expedited Arbitration. If a Party exercises its rights under this Agreement to refer a Dispute to expedited arbitration (an “Expedited Dispute”), then the Parties will follow the expedited dispute resolution process in this Section 17.2.7 (and not the dispute resolution process in Section 17.2.1 of this Agreement) (“Expedited Arbitration”). The Parties agree and acknowledge that any good faith dispute under Expedited Arbitration will not be deemed to be a material breach of this Agreement. The Expedited Dispute will be submitted to fast track, binding arbitration in accordance with the following:
(a)    An Expedited Arbitration shall be administered by the American Arbitration Association (“AAA”) in accordance with its International Arbitration Rules, as amended by this Section 17.2.7, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The place of arbitration shall be New York, New York. The award shall be rendered within [***] Business Days after the appointment of the arbitrator, unless the arbitrator determines that the interest of justice requires that such limit be extended. The language of the arbitration shall be English.  There shall be one (1) arbitrator. If the Parties are unable to agree on an arbitrator within [***] Business Days from the initiation of the arbitration, then the Parties will request that the AAA select the arbitrator.  The arbitrator shall have at least ten (10) years of experience in disputes involving the pharmaceutical and life sciences industries, including the valuation of biopharmaceutical intellectual property and the conduct of research, development, and commercialization collaborations.  The cost of the arbitration will be borne equally by the Parties, and each Party shall bear its own costs and attorney’s and witnesses’ fees and associated costs and expenses.  Except in a proceeding to enforce the results of the arbitration or as otherwise required by applicable Laws, neither Licensee nor Licensor nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written agreement of Licensee and Licensor.
(b)    Within [***] Business Days after the appointment of the arbitrator, each Party will provide the arbitrator with a proposal and written memorandum in support of its position regarding the Expedited Dispute, as well as any documentary evidence it wishes to provide in support thereof (not to exceed thirty (30) pages) (each a “Proposal”) and the arbitrator will provide each Party’s Proposal to the other Party after it receives it from both Parties.
(c)    Within [***] Business Days after a Party submits its Proposal, the other Party will have the right to submit a rebuttal memorandum (not to exceed fifteen (15) pages), if any, to the arbitrator and the other Party. If requested by the arbitrator, the Parties will make oral submissions to the arbitrator based on such Party’s Proposal.
(d)    Within [***] Business Days after the receipt by the arbitrator of both Parties’ written submissions (or expiration of the [***] Business Day period if any Party fails to submit a response), the arbitrator will issue a final award in writing, stating its reasoning, provided that the arbitrator will select one of the Parties’ Proposals. The decision of the arbitrator will be the sole, exclusive, binding and non-appealable remedy between them regarding the dispute referred to Expedited Arbitration.
17.2.8    Tolling. The Parties agree that all applicable statutes of limitation and time based defenses (such as estoppel and laches), as well as all time periods in which a Party must exercise rights or perform obligation hereunder, will be tolled once the dispute resolution procedures set forth in this Section 17.2 have been initiated and for so long as they are pending, and the Parties will cooperate in taking all actions reasonably necessary to achieve such a result. In addition, during the pendency of any Dispute under this Agreement initiated before the end of any applicable cure period, including under Section 16.2, (a) this Agreement will remain in full force and effect, (b) the provisions of this Agreement relating to termination for material breach with respect to such Dispute will not be effective, (c) the time periods for cure under Section 16.2 as to any termination notice given prior to the initiation of arbitration will be tolled, (d) any time periods to exercise rights or perform obligations will be tolled, and (e) neither Party will issue a notice of termination pursuant to this Agreement based on the subject matter of the arbitration, until the arbitral tribunal has confirmed the material breach and the existence of the facts claimed by a Party to be the basis for the asserted material breach; provided that if such breach can be cured by (i) the payment of money, then the defaulting Party will have an additional [***] calendar days within its receipt of the arbitral tribunal’s decision to pay such amount, or (ii) the taking of specific remedial actions, then the defaulting Party will have a reasonably necessary period to diligently undertake and complete such remedial actions within such reasonably necessary period or any specific timeframe established by such arbitral tribunal’s decision before any such notice of termination can be issued. Further, with respect to any time periods that have run during the pendency of the Dispute, the applicable Party will have a reasonable period of time or any specific timeframe established by such arbitral tribunal’s decision to exercise any rights or perform any obligations affected by the running of such time periods.
18.    HSR FILINGS AND CLOSING
18.1    HSR Filings. If required by Applicable Laws, after the execution of this Agreement, both Parties shall promptly, and in no less than [***] Business Days, file, the appropriate notices under the Hart Scott Rodino Antitrust Improvements Act (“HSR Act”). The Parties shall promptly make required filings to obtain clearance under the HSR Act for the consummation of this Agreement and the transactions contemplated hereby, use reasonable efforts to obtain such clearance, and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the United States’ Federal Trade Commission (“FTC”) and Department of Justice (“DOJ”) and shall comply promptly with any such inquiry or request; provided, however, neither Party shall be required to consent to the divestiture or other disposition of any of its assets or the assets of its Affiliates or to consent to any other structural or conduct remedy, and each Party and its Affiliates shall have no obligation to contest, administratively or in court, any ruling, order or other action of the FTC or DOJ or any Third Party with respect to the transactions contemplated by this Agreement. Each Party shall be responsible for paying its own costs and expenses (including legal and consultants’ fees) incurred in connection with obtaining clearance of the transactions contemplated hereby from the FTC and the DOJ [***]. Each of the Parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions and will cooperate in responding to any inquiry from the FTC or DOJ and to any requests for additional information at the earliest practicable date, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to the FTC or DOJ, and supplying each other with copies of all material correspondence, filings or communications between either party and either the FTC or DOJ with respect to this Agreement. Such information can be shared on an outside counsel basis or subject to other restrictions to the extent deemed necessary or advisable by counsel for the disclosing Party. To the extent practicable and as permitted by the FTC or DOJ, each Party hereto shall permit representatives of the other Party to participate in material substantive meetings (whether by telephone or in person) with the FTC or DOJ. Neither Party shall commit to or agree with the FTC or DOJ to withdraw its filing and refile under the HSR Act without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed). In the event the Parties determine that HSR filings are required, the Effective Date shall not be deemed to have occurred and this Agreement (other than this Section 18 and Section 10) shall not be binding until the HSR Clearance Date. Notwithstanding any other provisions of this Agreement to the contrary, either Party may terminate this Agreement effective upon notice to the other Party if the HSR Clearance Date has not occurred on or before the date that is one hundred and eighty (180) days after the Parties make their respective HSR filings.
19.    MISCELLANEOUS
19.1    No Benefit to Third Parties. Except under Section 14, the covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns and they shall not be construed as conferring any rights on any other Persons.
19.2    Relationship of the Parties. It is expressly agreed that Licensor, on the one hand, and Licensee, on the other hand, shall be independent contractors and that the relationship between the Parties under this Agreement shall not constitute a partnership, joint venture or agency. Neither Licensor, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations or commitments of any kind or to take any action that will be binding on the other Party without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.
19.3    Unenforceability. If any provision of this Agreement is held or determined to be illegal, invalid, void or unenforceable under any present or future applicable Laws by a final decision of a court of competent jurisdiction on the merits from which no appeal can be taken, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid, void or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, void or unenforceable provision or by its severance therefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, void or unenforceable provision as may be possible and reasonably acceptable to the Parties.

19.4    Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Laws or otherwise available except as expressly set forth herein.
19.5    Assignment; Securitization.
19.5.1    Assignment.
(a)    Except as expressly provided hereunder, neither Party may assign, delegate or otherwise transfer this Agreement or its rights and obligations hereunder except with the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, either Party shall have the right to assign this Agreement (in whole or in part) without the other Party’s prior written consent to any of its Affiliates, successors in interest or acquirers of all or substantially all of its assets relating to the Licensed Technology or the Product, including any successor in interest by way of any merger, sale of assets, reincorporation or other reorganization; provided that such Affiliate, successor in interest or acquirer assumes in writing all of such Party’s obligations under this Agreement or part hereof. An assignment to an Affiliate shall terminate, and all rights so assigned will revert to the assigning Party, if and when such Affiliate ceases to be an Affiliate of the assigning Party.
(b)    Licensor covenants and agrees that it shall not assign any of the Licensed Technology to any Third Party unless the obligations under this Agreement are also assigned to and assumed by such Third Party in writing and, absent a novation agreed and executed by the Parties, the assigning Party shall continue to be liable to the non-assigning Party for any breaches of this Agreement by the Affiliate, successor in interest or acquirer.
(c)    Any attempted assignment, delegation or transfer of this Agreement or any rights or obligations hereunder by either Party without the prior written consent of the other Party, other than in accordance with this Section 19.5.1, shall be void and of no effect. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns, provided that the assigning Party shall remain responsible for all of its obligations hereunder notwithstanding any such assignment.
19.5.2    Securitization. Notwithstanding anything to the contrary in this Section 19.5 or elsewhere in this Agreement, Licensor may assign to a Third Party which is not in the business of exploiting pharmaceutical products the right to receive the milestone payments under Sections 6.2 and 6.3 and the Royalty payments under Section 6.4 (such assignment, a “Securitization Transaction”) without the prior written consent of Licensee, provided that upon making such assignment: (a) such Third Party shall not have any rights or benefits directly under this Agreement, including any right to directly enforce its terms with Licensee; (b) Licensee shall have no obligation to pay amounts due hereunder to more than one Person, (c) Licensee’s right pursuant to Section 19.4 to waive the terms of this Agreement will not be subject to the consent of such Third Party, and (d) Licensor shall as soon as reasonably practicable following the completion of such Securitization Transaction provide Licensor with a copy of the agreement executed by Licensor with the relevant Third Party (which copy may be redacted to remove provisions which are not necessary to ensure compliance with this Section 19.5.2). In connection with a contemplated or consummated Securitization Transaction, Licensor may disclose to such Third Party the royalty reports contemplated under Section 6.6 and, to the extent milestone payments are proposed to be included in the Securitization Transaction, the notices on achievement of Development Milestone Events contemplated under Section 6.2, without the prior written consent of Licensee, to the extent reasonably necessary to enable such Third Party to evaluate the Securitization Transaction opportunity and to allow such Third Party to exercise its rights with respect to such Securitization Transaction (provided that such Third Party is under obligations of confidentiality and non-use with respect to Confidential Information included in such reports that are no less stringent than the terms of Section 10).
19.6    Injunctive Relief. Each of the Parties agrees that if certain obligations under this Agreement are not performed in accordance with their specific terms or are otherwise breached, (a) severe and irreparable damage would occur, (b) no adequate remedy at law would exist, and (c) damages would be difficult to determine. Each of the Parties agrees that, in such case, the injured Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, as well as any other relief permitted by applicable law, and the breaching Party hereby waives: (i) any requirement that such Party post bond as a condition for obtaining any such relief and (ii) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.
19.7    English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.
19.8    Notices. Every notice, election, demand, consent, request, approval, report, offer, acceptance, certificate, or other communication required or permitted under this Agreement or by applicable Law shall be in writing and shall be deemed to have been delivered and received (a) when personally delivered, (b) on the fifth (5th) Business Day after which sent by registered or certified mail, postage prepaid, return receipt requested, (c) on the date on which transmitted by email as a PDF attachment (with transmission confirmed) (provided that, on that same date, a copy of such notice is sent by registered or certified mail, postage prepaid, return receipt requested), or (d) on the third (3rd) Business Day after the Business Day on which deposited with a regulated public carrier (e.g., Federal Express) for overnight delivery (receipt verified), freight prepaid, addressed to the Party for whom intended at the mailing address or email set forth below, or such other mailing address or facsimile number, notice of which is given in a manner permitted by this Section 19.8.
For Licensor:
Selecta Biosciences Inc.

65 Grove Street
Watertown, MA 02472
Attn: General Counsel
[***]

With a copy to (which shall not constitute notice):
Gibson, Dunn & Crutcher LLP
555 Mission Street
San Francisco, CA 94105
Attention: Ryan Murr and Karen Spindler
[***]

For Licensee:

Swedish Orphan Biovitrum AB (publ)
SE-112 76 Stockholm, Sweden
Attn: General Counsel
[***]
With a copy to (which shall not constitute notice):
Latham & Watkins LLP
12670 High Bluff Drive
San Diego, CA 92130
[***]
19.9    Force Majeure. If and to the extent that either Party is prevented, delayed or materially hindered by a Force Majeure Event from performing any of its obligations under this Agreement and promptly so notifies the other Party, specifying the matters constituting the Force Majeure Event, then the Party so affected shall be relieved of liability to the other for failure to perform or for delay in performing such obligations (as the case may be), but shall nevertheless use Commercially Reasonable Efforts to resume full performance thereof. The affected Party shall undertake Commercially Reasonable Efforts necessary to cure or to mitigate the effects of such Force Majeure Event. In addition, neither Licensor nor Licensee shall be obligated to make any payments for any part of any services not performed as a result of any Force Majeure Event.
19.10    Headings. The captions to the Sections hereof are not a part of this Agreement and shall not be used to inform interpretation of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof.
19.11    Set Off. Notwithstanding anything to the contrary in this Agreement, Licensee shall have a right to set-off any Royalties or other amounts due under this Agreement to Licensor against any damages incurred by Licensee and/or its Affiliates and awarded pursuant to an Order relating to Licensor’s breach of this Agreement.
19.12    Costs and Expenses. Except as otherwise expressly set forth in this Agreement, each Party shall bear its own costs and expenses in performing its obligations under this Agreement.
19.13    Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
19.14    Amendment. No amendments, changes, modifications, supplementation, waivers or alterations of the terms and conditions of this Agreement shall be binding upon either Party hereto unless in writing and executed by both Parties.
19.15    Counterparts. This Agreement may be executed in counterparts and each such counterpart shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.
19.16    Entire Agreement. This Agreement, together with the Annexes and Schedules hereto and the other agreements and documents delivered in connection with the transactions contemplated hereby, contain the entire understanding between the Parties relating to the subject matter hereof and supersedes any and all prior agreements, understandings and arrangements, whether written or oral, between the Parties hereto relating to such subject matter and to the extent relating to the Products.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this LICENSE AND DEVELOPMENT AGREEMENT as of the Execution Date.

SELECTA BIOSCIENCES INC.

By:	/s/ Carsten Brunn, Ph.D.
Name:	Carsten Brunn, Ph.D.
Title:	President and Chief Executive Officer

SWEDISH ORPHAN BIOVITRUM AB (PUBL)
By:	/s/ Guido Oelkers
Name:	Guido Oelkers
Title:	CEO

By:	/s/ Torbjörn Hallberg
Name:	Torbjörn Hallberg
Title:	General Counsel

[Signature Page to License and Development Agreement]

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